EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT
BY AND AMONG
EP ENERGY E&P COMPANY, L.P.,
EP ENERGY MANAGEMENT, L.L.C.,
AND
CRYSTAL E&P COMPANY, L.L.C.,
AS SELLER
AND
COVEY PARK GAS LLC,
AS BUYER

1

i

EXHIBITS AND SCHEDULES
EXHIBIT A-1        Leases
EXHIBIT A-2        Wells, Well Locations and Associated Units
EXHIBIT A-3        Surface Contracts
EXHIBIT A-4        Real Property and Other Interests
EXHIBIT A-5        Mineral Fee Interests
EXHIBIT B        Excluded Assets
EXHIBIT C        Buyer Certificate
EXHIBIT D-1        Seller Certificate (EPE)
EXHIBIT D-2        Seller Certificate (EPM)
EXHIBIT D-3        Seller Certificate (Crystal)
EXHIBIT E-1        Certificate of Non-Foreign Status (EPE)
EXHIBIT E-2        Certificate of Non-Foreign Status (EPM)
EXHIBIT E-3        Certificate of Non-Foreign Status (Crystal)
EXHIBIT F        Assignment
EXHIBIT G         Transition Services Agreement
EXHIBIT H         Assumption Agreement

SCHEDULE 1.1(a)    Seller’s Knowledge Individuals
SCHEDULE 1.1(b)    Buyer’s Knowledge Individuals
SCHEDULE 2.7    Allocated Values
SCHEDULE 5.3    Consents or Approvals
SCHEDULE 5.5    Legal Proceedings
SCHEDULE 5.7    Tax Matters
SCHEDULE 5.8    Material Contracts
SCHEDULE 5.9    Violation of Laws
SCHEDULE 5.10    Preferential Purchase Rights
SCHEDULE 5.11    Current Commitments
SCHEDULE 5.12    Imbalances
SCHEDULE 5.15    Payout Status
SCHEDULE 5.16    Environmental
SCHEDULE 5.18    Plugging and Abandonment
SCHEDULE 5.19    Suspended Funds
SCHEDULE 5.20    Bonds, etc.
SCHEDULE 5.21    Drilling Obligations

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (together with the Exhibits and Schedules made a part hereof, “Agreement”), dated the 18th day of March, 2016 (“Execution Date”), is made by and among EP Energy E&P Company, L.P., a Delaware limited partnership (“EPE”), EP Energy Management, L.L.C., a Delaware limited liability company (“EPM”) and Crystal E&P Company, L.L.C., a Delaware limited liability company (“Crystal” and together with EPE and EPM, “Seller”), on the one hand, and Covey Park Gas LLC, a Delaware limited liability company (“Buyer”), on the other hand. Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, Seller desires to sell and Buyer desires to purchase the oil and gas leases, royalty interests, operating rights and other properties, interests, assets and rights comprising the Assets as described below, all upon the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS
1.1    Definitions; References and Construction. In this Agreement, capitalized terms have the meanings provided in this Article 1, unless defined elsewhere in this Agreement. All defined terms include both the singular and the plural of such terms. All references to Sections refer to Sections in this Agreement and all references to Exhibits or Schedules refer to Exhibits or Schedules made a part of this Agreement. When the term “herein” is used in this Agreement, reference is made to the entire Agreement and not to any particular Section or subparagraph of a Section. The word “including” shall mean including without limitation. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.
“Acadian Agreements” means collectively the following agreements: (i) that certain Statement of Operating Conditions for NGPA Section 311 Transportation Services of Acadian Gas Pipeline System filed with the Federal Energy Regulatory Commission on November 3, 2014, with an effective date of September 8, 2014; (ii) that certain Precedent Agreement dated effective October 13, 2009, by and among El Paso Marketing, L.P., El Paso E&P Company, L.P., Enterprise Products Operating LLC, and Acadian Gas Pipeline System; (iii) that certain Acadian Gas Pipeline System Standard Form of Service Agreement for NGPA Section 311 Gas Transportation between Acadian Gas Pipeline System and El Paso E&P Company, L.P., dated effective November 1, 2011; and (iv) that certain Acadian Gas Pipeline System Standard Form of Service Agreement for Intrastate Gas Transportation between Acadian Gas Pipeline System and El Paso E&P Company, L.P., dated effective November 1, 2011; (v) that certain Partial Assignment and Assumption Agreement dated effective November 1, 2014, by and between EP Energy E&P Company, L.P. and Enterprise Products Operating LLC; and (vi) that certain Acadian Gas Pipeline System Standard Form of Service Agreement for NGPA Section 311 Gas Transportation between Acadian Gas Pipeline System and EP Energy E&P Company, L.P., dated effective November 1, 2014.
“Accounting Referee” means Alix Partners, together with any experts such firm may require in order to settle a particular dispute.
“Adjusted Purchase Price” has the meaning set forth in Section 2.2.
“Adjustments” means the adjustments to the Base Purchase Price pursuant to Section 2.4.
“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise; provided that, notwithstanding the foregoing, with respect to Buyer, the term “Affiliate” shall for all purposes under this Agreement be deemed not to include (a) any portfolio company of any private equity fund advised by Denham Capital Management LP, (b) any fund advised by a related management company, (c) a related management company, (d) DCPF VI Oil and Gas

Coinvestment Fund LP, (e) Denham Commodity Partners Fund VI LP, or (f) Denham Commodity Partners GP VI LP.
“Aggregate Defect Deductible” means an amount equal to one and one half percent (1.5%) of the Base Purchase Price.
“Aggregate Purchase Price Reduction” has the meaning set forth in Section 10.1(d).
“Aggregate Qualified Defect Amount” has the meaning set forth in Section 3.20(b).
Agreement” has the meaning set forth in the introductory paragraph, together with all Exhibits and Schedules attached hereto, as the same may be amended.
“Allocated Values” has the meaning set forth in Section 2.7(a).
“Assets” has the meaning set forth in Section 2.1.
“Asset Tax” means production, severance, sales, use, occupation, ad valorem property, personal property or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by Taxing Authorities in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, capital gains, franchise or Transfer Taxes.
“Assignment” means the document intended to convey title in the Assets to Buyer substantially in the form of Exhibit F-1.
“Assigned Rights” has the meaning set forth in Section 12.1.
“Assumed Liabilities” has the meaning set forth in Section 2.9.
“Assumption Agreement” means the document reflecting Buyer’s assumption of obligations and liabilities as required under the Holly Agreements, to be delivered at Closing, substantially in the form of Exhibit H.
“Available Employees” has the meaning set forth in Section 7.9(b).
“Barrel” or “bbl” means 42 U.S. gallons.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“BLM” means the Bureau of Land Management, Department of the Interior, United States of America.
“Bossier Formation” means the area between the stratigraphic equivalent of the top of the Middle Bossier Shale encountered at a depth of 11,069 feet (electric log measurement) to the bottom of the Middle Bossier Shale encountered at a depth of 11,826 feet, in the Winchester

Production Company Means No. 16 well, located in the SE/4 of the NW/4 of Section 23, Township 14 North, Range 14 West of Desoto Parish, Louisiana.
“Business Day” means a Day other than Saturday, Sunday or any other Day when federally chartered banks in the United States are required to be closed.
“Business Employee” has the meaning set forth in Section 7.9(b).
“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Certificate” means the certificate in the form of Exhibit C.
“Buyer Group” means Buyer and its Affiliates together with its and their members, partners, officers, directors, agents, representatives, consultants and employees.
“Buyer Parent Company” means Covey Park Holdings LLC.
“Buyer’s Representatives” has the meaning set forth in Section 3.4(a).
“Casualty Loss” means any loss or damage of the Assets that occurs during the period between Execution Date and Closing as a result of acts of God, fire, explosion, earthquake, windstorm, flood, condemnation, eminent domain or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well).
“Certificate of Non-Foreign Status” means a certificate in the form of Exhibit E-1, Exhibit E-2 or Exhibit E-3, as applicable.
“Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including reasonable attorneys’ fees and costs of litigation).
“Close” or “Closing” means the consummation of the sale of the Assets from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 9.
“Closing Amount” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 27, 2015, by and between Buyer Parent Company and Seller.
“Consent Agreement” has the meaning set forth in Section 7.6(c).
“Contracts” has the meaning set forth in Section 2.1(e).
“CPR” means the International Institute for Conflict Prevention and Resolution.
“Crystal” has the meaning set forth in the recitals.
“Current Tax Period” has the meaning set forth in Section 12.4.
“Cure Period” has the meaning set forth in Section 3.8(a).
“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the one contemplated by this Agreement.
“Day” means a calendar day consisting of twenty (24) hours from midnight to midnight.
“Defect Claim Date” has the meaning set forth in Section 3.6.
“Defects Escrow” has the meaning set forth in Section 3.8(b)(i).
“Defects Escrow Agent” has the meaning set forth in Section 3.8(b)(i).
“Defects Escrow Agreement” has the meaning set forth in Section 3.8(b)(i).
“Defensible Title” means such title of Seller to the Assets which, as of the Effective Time and immediately prior to Closing, and subject to and except for the Permitted Encumbrances:
(a)    entitles Seller with respect to each Well (limited to the currently producing interval as to each Well) and Well Location (limited to the Target Formation as to each Well Location as shown on Exhibit A-2) to receive not less than the percentage set forth on Exhibit A-2 for such Well or Well Location (throughout the productive life of such Well or Well Location) as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Well or Well Location, except as set forth on Exhibit A-2 and except for changes or adjustments that result from (i) the establishment or amendment of pooling declarations or units or changes in existing units (or the participating areas therein), (ii) operations conducted as permitted or required by Section 7.1, (iii) Imbalances, (iv) operations for which Seller is a non-consenting working interest owner conducted on or after the Execution Date, including decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners, after the Execution Date, elect not to consent;

(b)    obligates Seller to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Well (limited to the currently producing interval as to each Well) or Well Location (limited to the Target Formation as to each Well Location as shown on Exhibit A-2) not greater than the Working Interest shown on Exhibit A-2 for such Well or Well Location (throughout the productive life of such Well or Well Location), without a proportionate increase of the Net Revenue Interest, except as set forth on Exhibit A-2 and except for changes or adjustments that result from (i) the establishment or amendment of pooling declarations or units or changes in existing units (or the participating areas therein), (ii) operations conducted as permitted or required by Section 7.1, or (iii) contribution requirements with respect to defaulting co-owners; and
(c)    the title of Seller with respect to any such Well (limited to the currently producing interval as to each Well as shown on Exhibit A-2) and Well Location (limited to the Target Formation as to each Well Location as shown on Exhibit A-2), is free and clear of all liens, encumbrances and defects other than Permitted Encumbrances.
“Deposit” has the meaning set forth in Section 2.3(a).
“Dollars” means United States Dollars.
“Effective Time” means November 1, 2015, at 12:01 a.m. local time where the Assets are located.
“EPE” has the meaning set forth in the preamble.
“EPM” has the meaning set forth in the preamble.
“EP Energy Mark” means names, logos, brands, marks, trade names, trademarks and service marks incorporating the name “EP Energy” or “EPE” or otherwise belonging to Seller or any of its Affiliates, and any variants or derivatives thereof.
“Environmental Arbitrator” has the meaning set forth in Section 3.19.
“Environmental Assessment” has the meaning set forth in Section 3.14.
“Environmental Condition” shall mean (a) a condition existing prior to the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Asset not to be in compliance with any Environmental Law and (b) with respect to an Asset (or the operation of any Asset), the existence of any environmental pollution, contamination, degradation, damage or injury for which any remediation or corrective action is presently required (or if known, would be required) under Environmental Law.
“Environmental Defect” has the meaning set forth in Section 3.15.
“Environmental Defect Amount” has the meaning set forth in Section 3.15.
“Environmental Defect Notice” has the meaning set forth in Section 3.15.

“Environmental Laws” means any and all Laws relating to the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. Environmental Laws include all applicable judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority pursuant to the foregoing. Unless expressly included in and required by applicable requirements of statutes, regulations, judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority included in Environmental Laws, Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended by a Governmental Authority. Furthermore, Environmental Laws do not include the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.
“Environmental Liabilities” means any and all liabilities, responsibilities, Claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and reasonable attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any remediation obligation under, any Environmental Laws that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (c) as a result of Environmental Conditions; provided, however, that Environmental Liabilities shall not include any Claims for which Seller is required to indemnify Buyer pursuant to Article 11 or any Claims related to periods prior to the Effective Time which Seller has already settled, satisfied, paid or otherwise resolved as of the Execution Date.
“Equipment” has the meaning set forth in Section 2.1(g).
“Escrow Agent” means Well Fargo Bank, N.A.
“Escrow Agreement” means the Escrow Agreement of even date herewith among, Seller, Buyer and the Escrow Agent.
“Exchanging Party” has the meaning set forth in Section 12.1.

“Excluded Assets” means (a) those assets, interests, rights and contracts described on Exhibit B; (b) any Title Defect Properties, Assets affected by Environmental Defects, Consent Agreements and Preferential Right Properties excluded from the Assets pursuant to the terms hereof; and (c) other Assets excluded pursuant to the terms hereof.
“Excluded Records” has the meaning set forth in Section 2.1(k).
“Execution Date” has the meaning set forth in the introductory paragraph.
“Final Settlement Statement” has the meaning set forth in Section 2.6(a).
“Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.
“Haynesville Formation” means the area between the stratigraphic equivalent of the top of the Haynesville Shale encountered at a depth of 12,047 feet (electric log measurement) to the bottom of the Haynesville Shale, encountered at a depth of 12,240 feet, in the Winchester Production Company Means No. 16 well, located in the SE/4 of the NW/4 of Section 23, Township 14 North, Range 14 West of Desoto Parish, Louisiana.
“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.
“Hedges” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.
“Holly Agreements” mean collectively the following agreements: (i) that certain Cooperation Agreement dated May 30, 2014, by and among EP Energy E&P Company, L.P., Crystal E&P Company, L.L.C., and Indigo Minerals LLC; (ii) that certain Facilities Use and Production Handling Agreement dated May 30, 2014, by and between EP Energy E&P Company, L.P. and Indigo Minerals LLC; (iii) that certain Gas Sales Agreement dated May 30, 2014, by and between EP Energy E&P Company, L.P. and Indigo Minerals LLC; and (iv) that certain Road Use Agreement dated May 30, 2014, by and among EP Energy E&P Company, L.P., Crystal E&P Company, L.L.C., and Indigo Minerals LLC.
“Holly PSA” means that certain Purchase and Sale Agreement dated April 28, 2014, by and among EPE and Crystal, collectively, as sellers, and Indigo Materials LLC, as Buyer.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Assets and allocable to the interests of Seller, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Assets and required to be delivered by or to Seller under any Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to Seller pursuant to the applicable Contracts.
“Indemnity Claim” has the meaning set forth in Section 11.5.
“Indemnity Claim Notice” has the meaning set forth in Section 11.5.
“Indemnity Deductible Amount” means an amount equal to one and one half percent (1.5%) of the Adjusted Purchase Price.
“Indemnity Obligations” mean the obligations of a Party to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS a specified Person from and against specified Claims, in each case, as provided in this Agreement.
“Individual Environmental Defect Threshold” has the meaning set forth in Section 3.20(a).
“Individual Indemnity Threshold” has the meaning set forth in Section 11.4(a).
“Individual Title Defect Threshold” has the meaning set forth in Section 3.20(a).
“Joint Security Arrangements” has the meaning set forth in Section 7.3(a).
“Knowledge” means (a) with respect to Seller, the actual knowledge (without any duty of independent investigation) of the individuals listed on Schedules 1.1(a); and (b) with respect to Buyer, the actual knowledge (without any duty of independent investigation) of the individuals listed on Schedule 1.1(b).
“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, Orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Leases” has the meaning set forth in Section 2.1(a).
“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Like-Kind Exchange” means a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local tax laws.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that remediates the applicable Environmental Condition to comply with Environmental Laws at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws and that remediates the applicable Environmental Condition to comply with Environmental Laws. The Lowest Cost Response shall not include (and Seller shall have no liability for) (a) the costs of Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys, (b) expenses for matters that are costs of doing business, e.g. those costs that would ordinarily be incurred in the day-to-day operations of the Assets, (c) overhead costs of Buyer or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist at Closing, (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities, and/or (f) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM, unless the presence of the same constitute a violation of Environmental Law.
“Material Adverse Effect” means an event or circumstance that (a) with respect to the Assets taken as a whole, results (or is reasonably likely to result) in a material adverse effect on the Assets (as currently owned and operated) or the results of operations of Seller or (b) has (or is reasonably likely to have) a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement; provided, any actual change or changes in reserves (including any reclassification or recalculation of reserves in the ordinary course of business) or in the prices of Hydrocarbons; natural declines in well performances; general business, economic or political conditions; casualty events; local, regional, national or international industry conditions (including changes in applicable Laws and changes in financial or market conditions); changes or reinterpretations in U.S. generally accepted accounting principles or Law; the existence of a preferential right as to any of the Assets; changes as a result of the negotiation, announcement, execution or consummation of this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates of their plans or intentions regarding the operation of the Assets); actions taken or not taken by or at the written request of Buyer (but excluding any unintended collateral consequences that result because of such actions or inaction); or Orders, actions or inactions of any Governmental Authority, shall be deemed not to constitute a Material Adverse Effect. For purposes of determining whether an event or circumstance results in a material adverse effect, an event or circumstance resulting in, or reasonably likely to result in, an adverse impact equal or greater than ten percent (10%) of the Base Purchase Price shall, subject to the other conditions of this definition, be deemed to result in a Material Adverse Effect.
“Material Contracts” has the meaning set forth in Section 5.8(a).

“MCF” means one thousand (1,000) cubic feet.
“Mineral Fee Interests” has the meaning set forth in Section 2.1(b).
“Net Revenue Interest” means Seller’s allocable share of the Hydrocarbons produced from or allocated to the Wells and Well Locations listed on Exhibit A-2 (after satisfaction of all other royalties, overriding royalties, non-participating royalties, carried interests, reversionary interests, net profits interests or similar burdens on or measured by production of Hydrocarbons).
“Non-Party” means any Person other than the Parties or their respective Affiliates.
“NORM” means naturally occurring radioactive material, including technically enhanced NORM or TENORM.
“Oil and Gas Properties” has the meaning set forth in Section 2.1(d).
“Operating Expenses” shall mean Seller’s obligation for any expenses (including lease operating expense, drilling and completion costs, seismic costs, work-over costs, capital expenditures, joint interest billings and overhead charges under applicable operating agreements) or other liabilities (in each case) which relate to the Assets or are otherwise incurred by Seller in connection with the ownership, operation, development or maintenance of the Assets, but excluding, for the avoidance of doubt, (a) any costs or expenses incurred by Seller with respect to any efforts to cure any Title Defect or Environmental Defect subject to a Title Defect Notice or an Environmental Defect Notice, as applicable, under Article 3 or to cure any breach by Seller of its representations, warranties or covenants in this Agreement or the special warranty in the Assignment, and (b) any Asset Taxes.
“Operative Documents” means those documents referenced in Section 9.2 and Section 9.3.
“Order” means any order, judgment, injunction, non-appealable final order, ruling or decree of any court or other Governmental Authority.
“Party” or “Parties” has the meaning set forth in the introductory paragraph.
“Permitted Encumbrances” means with respect to any Asset any and all of the following:
(a)    consents to assignment and similar contractual provisions affecting such Asset including Customary Post-Closing Consents and maintenance of uniform interest provisions;
(b)    preferential rights to purchase and similar contractual provisions affecting such Asset;
(a)    required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;

(b)    rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;
(c)    easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, equipment, pipelines, utility lines and structures on, over or through such Asset (in each case) that do not materially affect or impair the ownership, use or operation of such Asset and that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;
(d)    liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business and which contests are described in Schedule 5.5;
(e)    liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business and which contests are described in Schedule 5.5;
(f)    any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, (in each case) relating to obligations or expenses not yet delinquent, (ii) materialman’s, mechanics’, repairmen’s, employees’, contractors’ or other similar liens or charges, (in each case) relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business and which contests are described in Schedule 5.5 and (iii) any liens or security interests that are not filed and are not properly perfected and the time period permitted for perfecting the same has expired;
(g)    to the extent such rights have not currently been triggered or invoked such that a particular Asset is subject to being abandoned or released, any conventional rights of reassignment upon final intention to abandon or release an Asset;
(h)    rights of a common owner of an interest in rights-of-way, permits or easements held by Seller and such owner as tenant in common or through common ownership, in each case, with the exception of any rights accruing to the counterparty to the Holly Agreements, that do not materially affect or impair the ownership, use or operation of any Asset and that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;
(i)    any liens or security interests created by Law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents or records that create or reserve to such Asset;

(j)    any obligations or duties affecting such Asset to any Governmental Authority with respect to any franchise, grant, license or permit of record or contained in the Records;
(k)    the terms and conditions of the Leases and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, in each case that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;
(l)    the terms and conditions of any instruments creating any Assets (other than the Leases), in each case that do not materially affect or impair the ownership, use or operation of any Asset and that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;
(m)    production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; denials or approvals of orders for the development of cross-unit wells; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; pipeline, gathering and transportation agreements; injection, re-pressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements; in each case, only to the extent (i) the same are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and do not interfere with Seller’s ability to drill wells on any Lease, prohibit use of the surface for oil and gas operations or otherwise interfere with the normal operations of the Oil and Gas Properties as currently operated and (ii) the same do not operate to reduce the Net Revenue Interest for any Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for the applicable Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;
(n)    Title Defects waived by Buyer in writing pursuant to a written instrument delivered by Buyer to Seller after the Execution Date;
(o)    the Contracts set forth on Schedule 5.8, in each case that do not operate to reduce the Net Revenue Interest for any Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;

(p)    zoning and planning ordinances and municipal regulations, (in each case) that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset;
(q)    liens of landowners that do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby and secure amounts not yet delinquent;
(r)    the terms and conditions of this Agreement;
(s)    plugging, abandonment and surface restoration obligations; and
(t)    defects or irregularities relating to boundary line changes caused by natural forces, including accretion, alluvion, avulsion, deliction, and erosion, (in each case) that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Asset, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Exhibit A-2 for such Asset.
“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity.
“Phase I Activities” means a review of the records maintained by Governmental Authorities, pre-inspection questionnaire and site visits to perform a visual inspection of the Assets. Phase I Activities do not include soil sampling or invasive activities.
“Phase II Activities” means an ASTM Phase II Environmental Site Assessment, which includes soil sampling.
“Post-Closing Defect” has the meaning set forth in Section 3.8(b)(i).
“Preferential Purchase Right” has the meaning set forth in Section 5.10.
“Preferential Right Property” has the meaning set forth in Section 7.7(b).
“Preliminary Settlement Statement” has the meaning set forth in Section 2.5.
“Prime Rate” means the rate of interest published and updated from time to time by the Wall Street Journal as the “prime” rate.
“Purchase Price Allocation” has the meaning set forth in Section 2.7(b).
“Records” has the meaning set forth in Section 2.1(k).

“Retained Liabilities” means the following obligations and liabilities of Seller or its Affiliates to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets by Seller or its Affiliates:
(a)    (i) without limitation to any right Seller may have to claim reimbursement for costs or expenses incurred after the Effective Time, all obligations and amounts owed to any employees of Seller or its Affiliates relating to the employment of such individuals by Seller or its Affiliates or the termination of employment of such individuals by Seller or its Affiliates, (ii) subject to Section 7.9, all obligations and liabilities owed to any employees of Seller or its Affiliates arising under any employee benefit or welfare plan maintained by Seller or its Affiliates, and (iii) all Claims asserted by any employee of Seller or its Affiliates for bodily injury or death attributable to periods prior to Closing Date;
(b)    all Claims asserted by any Non-Parties for bodily injury to or death of any Non-Parties or damage to property owned by any Non-Parties, attributable to periods prior to the Closing Date;
(c)    any liability of Seller, or otherwise imposed on the Assets or with respect to the business of Seller, in respect of any Tax, including without limitation any liability of Seller for the Taxes of any other Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Asset Taxes or Transfer Taxes to the extent specifically allocated to Buyer pursuant to Article 12;
(d)    all fines and penalties imposed or levied by any Governmental Authority resulting from any criminal investigation or criminal proceedings relating to Seller’s use, maintenance or operation of the Assets attributable to periods prior to the Closing Date;
(e)    the pending or threatened Legal Proceedings and/or other matters described in Schedule 5.5 or the violations of Law set forth in Schedule 5.9;
(f)    Seller’s or its Affiliates’ gross negligence or willful misconduct in connection with the ownership or operation of the Assets;
(g)    any liability for a breach by Seller or its Affiliates with respect to their representations or warranties or, to the extent attributable to periods prior to the Closing Date, their covenants, in each case, under the Holly PSA;
(h)    liabilities relating to amounts held in suspense by Seller other than the Suspended Funds for which Buyer receives a reduction in the Base Purchase Price at Closing;
(i)    the Excluded Assets; and
(j)    any liabilities for mispayment or failure to pay any production, severance or similar Taxes measured by the production of Hydrocarbons from the Assets attributable to periods prior to the Effective Time.

“Security Arrangements” has the meaning set forth in Section 7.3(a).
“Seller” has the meaning set forth in the introductory paragraph.
“Seller Certificate” means, collectively, the certificates attached as Exhibit D-1, Exhibit D-2 and Exhibit D-3.
“Seller Group” means Seller and its Affiliates, together with its and their members, partners, officers, directors, agents, representatives, consultants and employees.
“Seller Obligations” has the meaning set forth in Section 7.3(a).
“Seller’s Insurance Policies” has the meaning set forth in Section 3.3.
“Severance Plan” has the meaning set forth in Section 7.9(b).
“Specified Representations and Warranties” means the representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.4, 5.6 and 5.7.
“Surface Contracts” has the meaning set forth in Section 2.1(f).
“Suspended Funds” means those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests that are held by Seller in suspense in accordance with applicable Law, including royalty proceeds held in suspense.
“Target Formation” means the Haynesville Formation or the Bossier Formation for the Well Locations as shown on Exhibit A-2 and any other formation or depths covered by the applicable unit order, declaration of pooled unit or other similar instrument covering the Unit applicable to any such Well Locations as described on Exhibit A-2.
“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, and including any liability for any of the foregoing items that arises by reason of transferee or successor liability.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-

governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Title Arbitrator” has the meaning set forth in Section 3.21.
“Title Benefit” means with respect to any Well or Well Location, any right, circumstance or condition existing as of the Effective Time or immediately prior to Closing that operates to (a) increase the Net Revenue Interest of Seller in any Well or Well Location above that shown on Exhibit A-2 for such Well or Well Location to the extent the same does not cause a proportionate or greater than proportionate increase in the Working Interest of Seller in such Wells or Well Locations as listed on Exhibit A-2, or (b) decrease the Working Interest of Seller in any Well or Well Location below that shown on Exhibit A-2 for such Well or Well Location to the extent the same does not cause a proportionate or greater than proportionate decrease in the Net Revenue Interest of Seller in such Wells or Well Locations as listed on Exhibit A-2.
“Title Benefit Amount” has the meaning set forth in Section 3.10.
“Title Benefit Notice” has the meaning set forth in Section 3.7.
“Title Defect” means any lien, charge, encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells and or Well Locations listed on Exhibit A-2 as of the Effective Time and immediately prior to Closing; provided, the following shall not constitute Title Defects:
(a)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Oil and Gas Properties;
(b)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Oil and Gas Properties;
(c)    defects based on a gap in Seller’s chain of title in the applicable BLM records;
(d)    defects based on a gap in Seller’s chain of title in the applicable county or parish records that is more than twenty (20) years old;
(e)    defects that have been cured by the passage of time under applicable Laws of limitations or prescription;
(f)    defects arising from any change in Laws after the Execution Date;
(g)    any encumbrance or loss of title resulting from Seller’s conduct of business after the Effective Time specifically required by this Agreement or consented to in writing by Buyer;

(h)    any lien or security interest to be released at Closing in accordance with the terms of this Agreement;
(i)    defects based on references to lack of information (unless such information (A) is not reflected in the records of the applicable parish/county and (B) is not in the Records made available to Buyer);
(j)    the failure to obtain any required consent under Section 7.6(b) for the assignment of a Lease from Seller to Buyer;
(k)    a Preferential Purchase Right to purchase an Asset;
(l)    defects arising out of lack of survey or lack of metes and bounds description unless necessary to satisfy statute of frauds requirements;
(m)    defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date by a Person other than Seller or its Affiliates;
(n)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized or unitized therewith to the extent such period of alleged cessation or insufficient production occurred more than ten (10) years prior to the Effective Time, unless Buyer provides affirmative evidence that causes Buyer to reasonably believe the cessation of production, insufficient production or failure to conduct operations would give rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;
(o)    defects related to lack of pooling or unitization clauses in any lease or instrument, unless Buyer furnishes affirmative evidence that such lack of pooling authority causes a Unit to be improperly formed;
(p)    any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease;
(q)    defects or irregularities resulting from or related to probate proceedings or lack thereof, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Asset;
(r)    defects arising from prior oil and gas leases that are terminated or expired but not surrendered of record, so long as a valid affidavit of non-production or other instrument sufficient to evidence the termination of such lease has been filed;
(s)    defects arising as a result of non-consent interests in any Well not being held of record by Seller; and

(t)     defects relating to any cross-unit lateral wells, which are based on lengths or coordinates other than those set forth in Exhibit A-2.
“Title Defect Amount” has the meaning set forth in Section 3.9(b).
“Title Defect Notice” has the meaning set forth in Section 3.6.
“Title Defect Property” has the meaning set forth in Section 3.6.
“Transfer Taxes” has the meaning set forth in Section 12.5.
“Treasury” means the United States Department of the Treasury.
“Units” has the meaning set forth in Section 2.1(d).
“Transition Services Agreement” means a transition services agreement to be delivered at Closing, substantially in the form of Exhibit G.
“Well” has the meaning set forth in Section 2.1(c).
“Well Location” means the Oil and Gas Property relating to each well location identified on Exhibit A-2, and the associated Unit for such well location. For purposes related to Title Defects, such well locations shall be treated as if an oil and gas well had been drilled and completed in the Target Formation listed on Exhibit A-2 and within the associated Unit as of the Effective Time.
“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well or Well Location required to be borne with respect thereto.
ARTICLE 2
SALE OF ASSETS/PURCHASE PRICE/DEPOSIT
2.1    Purchase and Sale of Assets. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following (less and except the Excluded Assets, collectively, “Assets”):
(a)    all oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, farm-out rights and operating and record title rights (as such terms are commonly used by the BLM) that are described on Exhibit A-1 (in each case subject to (where specified) the acreage and/or depth restrictions specified on Exhibit A-1) (as so limited, collectively, “Leases”), together with all other interests of Seller of any kind or character in and to the Leases;
(b)    the oil and/or gas mineral fee interests described on Exhibit A-5 (subject to (where specified) the acreage and/or depth restrictions specified on Exhibit A-5) (as so limited,

collectively, “Mineral Fee Interests”), together with any and all other rights, titles and interests of Seller in and to the lands covered or burdened thereby and all other interests of Seller of any kind or character in and to the Mineral Fee Interests;
(c)    all Hydrocarbon, source water, CO2, disposal or injection wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) located on the Leases, Mineral Fee Interests, and/or Units, including all interests in the wells described on Exhibit A-2 (collectively, “Wells”);
(d)    all pooled, communitized or unitized acreage that includes all or part of any Leases or Wells (“Units”), and all tenements, hereditaments and appurtenances belonging to the Leases, Mineral Fee Interests, and/or Units (together with the Leases, Wells, Mineral Fee Interests, and Units, “Oil and Gas Properties”);
(e)    Subject to Section 7.7, all contracts, agreements and instruments existing as of the Closing Date by which the Oil and Gas Properties or other Assets are bound or subject or that relate to or are otherwise applicable with respect to the Oil and Gas Properties or other Assets, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm in and farm out agreements, exploration agreements, participation agreements, production handling agreements, marketing agreements, exchange agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing and treating agreements, the Acadian Agreements and the Holly Agreements (such contracts, agreements and instruments, but excluding the Leases, the Surface Contracts, any other instrument creating or evidencing any real property included in the Assets, master service agreements and any and all contracts, agreements and instruments constituting Excluded Assets, “Contracts”);
(f)    Subject to Section 7.7, (i) all surface fee interests, easements, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface appurtenant to, and used or held for use in connection with the Oil and Gas Properties, including those more particularly described on Exhibit A-3, but excluding all those rights reserved or transferred to Seller’s counterparty under the Holly Agreements and (ii) to the extent assignable all permits used or held for use in connection with the Oil and Gas Properties (the foregoing, “Surface Contracts”);
(g)    all equipment, wells (including the Wells), well pads (used or unused) machinery, SCADA equipment, fixtures, facilities, gathering systems, pipelines, flow lines, compression facilities, tank batteries, materials and equipment inventory, abandoned property, junk and other tangible personal property, fixtures and improvements located on the Oil and Gas Properties or any lands covered by a Surface Contract and primarily used in connection with the ownership of the Oil and Gas Properties or any lands covered by a Surface Contract, together with any movables and immovables located on such Oil and Gas Properties or lands and primarily used in connection with the ownership of the Oil and Gas Properties, but excluding all those rights reserved or transferred to Seller’s counterparty under the Holly Agreements (the foregoing, subject to such exclusions, “Equipment”);

(h)    all Hydrocarbons produced from or attributable to the Oil and Gas Properties from and after the Effective Time; all Hydrocarbons, including condensate and scrubber liquids inventories, propane, iso-butane, nor-butane and gasoline inventories from the Oil and Gas Properties in storage as of the Effective Time (including pipeline inventories and linefill); all Imbalances as of the Effective Time, together with all proceeds of any thereof; and all make-up rights attributable to the period of time from and after the Effective Time with respect to take-or-pay arrangements;
(i)    to the extent assignable, all right, title and interest of Seller in and to all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Assets and (i) relate to the period from and after the Effective Time or (ii) relate to any of the Assumed Liabilities, provided that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable;
(j)    the field offices, real property interests, vehicles and other property set forth on Exhibit A-4; and
(k)    to the extent relating solely to the Oil and Gas Properties or the other Assets, the originals of, and to the extent relating to both the Assets and the Excluded Assets, digitized copies of, the data and records of Seller (including lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; seismic, geological, geochemical or geophysical data and interpretations of such data; technical evaluations and technical outputs; Asset Tax records relating to the Assets; and other books, records, data, files and accounting records), but excluding:
(1)all corporate, financial, Tax (other than with respect to Asset Tax records related to the Assets) and legal data and records of Seller that relate to Seller’s business generally (including any incidental information therein relating to the ownership and operation of the Assets);
(2)any data and records (excluding the Leases) described on Exhibit B to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received (after Seller has exercised commercially reasonable efforts to obtain such consent) or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;
(3)all legal records and legal files of Seller, including, but not limited to, all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, Surface Contracts, title opinions, Contracts and Seller’s legal records and legal files for any Claims included in the Assumed Liabilities);
(4)any data and records relating to the sale of the Assets, including bids received from and records of negotiations with Non-Parties;

(5)any data and records to the extent constituting or relating solely to the Excluded Assets;
(6)originals of well files and division order files with respect to Wells and Units for which Seller is operator but for which Buyer does not become operator (provided that copies of such files will be included in the Records and the originals thereof shall be provided to the successor operator);
(7)to the extent not assignable without the payment of fees or other penalties or the securing of a licensor’s consent or which cannot be disclosed to a Non-Party pursuant to the terms of such agreement, unless Buyer has agreed in writing to pay the same or such consent has been secured, all seismic, geological, geochemical or geophysical data licensed by Seller, agreements covering the license or use of such data and interpretations of such data; and
(8)records and information concerning employee information, internal valuation data, business plans, reserve reports, business studies, and transaction proposals and related correspondence).
The data and records referred to in Clauses (1) through (8) shall hereinafter be referred to as “Excluded Records” and, subject to such exclusions, the data and records described in this Section 2.1(k) shall be referred to as “Records”.
The Assets shall not include the Excluded Assets.
2.2    Purchase Price. The total purchase price, subject to adjustment in accordance with the terms of this Agreement, to be paid to Seller by Buyer for the Assets is Four Hundred and Twenty Million Dollars ($420,000,000) (“Base Purchase Price”). The Base Purchase Price shall be adjusted as set forth in Section 2.4 (as so adjusted, “Adjusted Purchase Price”). The estimate in the final Preliminary Settlement Statement determined in accordance with Section 2.5 shall constitute the Dollar amount to be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated by Seller (“Closing Amount”).
2.3    Deposit.
(a)    If this Agreement is terminated by Seller for reasons described in Section 10.1(f), then, in such event, Seller shall be entitled to the Deposit as liquidated damages (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the damages reasonably expected to result from such termination of this Agreement), the Parties shall promptly (and in any event within five (5) Business Days following such termination) deliver written instructions to the Escrow Agent to release the Deposit to Seller and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. The remedy set forth in this Section 2.3(b) shall be Seller’s sole and exclusive remedy as a result of Buyer’s failure to Close the transactions contemplated by this Agreement.

(b)    If this Agreement is terminated prior to Closing for any reason described in Section 10.1 (other than by Seller pursuant to Section 10.1(f)), then the Parties shall promptly (and in any event within five (5) Business Days following such termination) deliver written instructions to the Escrow Agent to return the Deposit to Buyer.
(c)    If this Agreement is terminated by Buyer for reasons described in Section 10.1(e), then, in such event, Buyer shall be entitled to the return and delivery of the Deposit and the Parties shall promptly (and in any event within five (5) Business Days following such termination) deliver written instructions to the Escrow Agent to release the Deposit to Buyer and Seller shall pay Buyer an amount equal to the Deposit. The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the damages reasonably expected to result from such termination of this Agreement. The remedy set forth in Section 2.3(c) above or in this Section 2.3(d) shall be Buyer’s sole and exclusive remedy as a result of Seller’s failure to Close the transactions contemplated by this Agreement.
2.4    Purchase Price Adjustments. The Base Purchase Price shall be adjusted, without duplication, as follows:
(a)    Upward by the sum of the following:
(i)    an amount equal to the value of all Hydrocarbons, including condensate and scrubber liquids inventories, propane, iso-butane, nor-butane and gasoline inventories from the Oil and Gas Properties in storage as of the Effective Time (including pipeline inventories and linefill), with the value to be based on the actual price per MCF at the Effective Time, less amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable in respect of such Hydrocarbons; provided, however, in the event Seller receives payment prior to Closing for any Hydrocarbons in storage as of the Effective Time, there shall be no Purchase Price adjustment and Seller shall be entitled to retain any such proceeds;
(ii)    an amount equal to all Operating Expenses paid by Seller that are attributable to the ownership and operation of the Assets from and after the Effective Time, whether paid before or after the Effective Time, including (A) insurance premiums (in an amount equal to $6.00 per Well per month between the Effective Time and Closing) and premiums for the Security Arrangements paid by or on behalf of Seller for periods from and after the Effective Time, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, and (C) rentals and other lease maintenance payments;
(iii)    if Seller is the operator under an operating agreement covering any of Oil and Gas Property, an amount equal to the costs and expenses paid by Seller on behalf of other joint interest owners of such Oil and Gas Property that are attributable to the periods from and after the Effective Time, whether paid before or after the Effective Time, to the extent Buyer receives the right to obtain such amounts from joint interest owners;

(iv)    the amount of all Asset Taxes, whether assessed before or after Closing Date, if any, prorated to Buyer in accordance with this Agreement but paid by Seller;
(v)     an amount equal to the value of Imbalances owing to Seller as of the Effective Time, with the value to be based on $2.10 per MCF;
(vi)    except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.
(b)    Downward by the sum of the following:
(i)    an amount equal to all proceeds received by Seller for the sale of the Hydrocarbons produced from the Assets from and after the Effective Time and (as to those Assets where Seller is the operator under an operating agreement) reimbursements from other joint interest owners that are attributable to periods from and after the Effective Time, less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes applicable to such production;
(ii)    the sum of Title Defect Amounts (less any applicable Title Benefit Amounts) and Environmental Defect Amounts pursuant to Section 3.8(b), Section 3.9, Section 3.16(b) and Section 3.17 (subject to Section 3.20 and Section 3.21);
(iii)    an amount equal to the value of Imbalances owed by Seller as of the Effective Time, with the value to be based on $2.10 per MCF;
(iv)    the amount of all Asset Taxes, whether assessed before or after Closing Date, if any, prorated to Seller in accordance with this Agreement but paid by Buyer;
(v)    an amount equal to the Suspended Funds as of the Closing Date;
(vi)    the sum of the Allocated Values of the Preferential Right Properties and the Assets subject to the Consent Agreements (to the extent such Assets are not transferred to Buyer at Closing), the Allocated Values of those Title Defect Properties being retained by Seller or being re-assigned to Seller pursuant to Sections 3.9 or 3.21 and the Allocated Values of those Assets retained by Seller pursuant to Section 3.14(c).
(vii)    if Seller is the operator under an operating agreement covering any of the Assets, an amount equal to the costs and expenses paid by Buyer after the Closing Date on behalf of the other joint interest owners that are attributable to the periods before the Effective Time; and

(viii)    except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.
(c)    To the extent applicable, the Adjustments pursuant to this Section 2.4 shall be determined in accordance with U.S. generally accepted accounting principles.
2.5    Preliminary Settlement Statement. No later than four (4) Business Days prior to the Closing Date, Seller shall submit a preliminary settlement statement (“Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the Adjustments and the Adjusted Purchase Price through and including the Closing Date, consistent with past accounting practices, together with associated backup documentation. To the extent available, actual numbers shall be used in preparing the Preliminary Settlement Statement. However, if actual numbers are not available, Seller shall use commercially reasonable and good faith estimates, which estimates shall be then adjusted to take into account actual numbers in connection with the Final Settlement Statement. Buyer shall have two (2) Business Days to review the Preliminary Settlement Statement and submit a written report containing any changes Buyer proposes to be made to the Preliminary Settlement Statement; provided that Buyer’s failure to propose any changes shall not prejudice Buyer’s right to assert any changes with regard to the Final Settlement Statement. The Parties shall attempt to agree on a final Preliminary Settlement Statement no later than one (1) Business Day prior to Closing. If the Parties are unable to agree by that date, Seller’s estimate shall be used to determine the Adjustments to the Base Purchase Price pursuant to Section 2.4 to be used at Closing.
2.6    Final Settlement Statement; Revenue and Operating Expenses Allocation.
(a)    No later than one hundred twenty (120) Days after the Closing Date, Seller will deliver to Buyer a final settlement statement (“Final Settlement Statement”) setting forth the actual amounts of Adjustments and the resulting Adjusted Purchase Price, together with associated back-up documentation. As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes to be made to such statement. If Buyer fails to timely deliver such written report to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer’s written report, the Parties shall meet and undertake to agree on the final Adjustments to the Final Settlement Statement. If the Parties fail to agree on the final Adjustments within such fifteen (15) Day period, either Party may submit the disputed items to the Accounting Referee for resolution. The Parties shall direct the Accounting Referee to resolve the disputes within twenty (20) Days after having the relevant materials submitted for review. The decision of the Accounting Referee will be binding on and non-appealable by the Parties. In determining the proper amount of any Adjustment, the Accounting Referee shall not increase the Base Purchase Price more than the increase proposed by Seller nor decrease the Base Purchase Price more than the decrease proposed by Buyer, as applicable. The fees and expenses associated with the Accounting Referee will be borne equally by the Parties. Any amounts owed by one Party to the other as a result of the Final

Settlement Statement, together with interest on such amount from (and including) the Closing Date to (and excluding) the date of payment at the Prime Rate, will be paid within five (5) Business Days after the date when the amounts are agreed upon by the Parties or the Parties receive a decision of the Accounting Referee, and the Adjustments included in the Final Settlement Statement will be final and binding between the Parties and not subject to further audit or arbitration.
(b)    Except to the extent otherwise taken into account in connection with the Adjustments to the Closing Amount or pursuant to the Final Settlement Statement, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses (and entitled to any refunds with respect thereto), in each case attributable to the Assets for the period of time prior to the Effective Time. Except to the extent otherwise taken into account in connection with the Adjustments to the Closing Amount or in the Final Settlement Statement, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses (and entitled to any refunds with respect thereto), in each case, attributable to the Assets for the period of time from and after the Effective Time. All Operating Expenses attributable to the Assets, in each case that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer.
(c)    Buyer will pay to Seller any and all revenues and other proceeds attributable to the rights of ownership of the Assets received after Closing by Buyer (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the Assets prior to the Effective Time. Subject to the occurrence of Closing, Seller will pay to Buyer any and all revenues and other proceeds attributable to the rights of ownership of the Assets received after Closing by Seller (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the Assets from and after the Effective Time. The Party responsible for the payment of amounts received shall reimburse the other Party within five (5) Business Days after the end of the month in which such amounts were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Final Settlement Statement. Notwithstanding the foregoing, this Section 2.6(c) shall not apply to amounts received prior to Closing if such amounts are included in the Preliminary Settlement Statement and such amounts (to the extent the same differ from estimates in the Preliminary Settlement Statement) will be accounted for in the Final Settlement Statement.
(d)    Seller will reimburse Buyer for any and all Operating Expenses that are paid after Closing by Buyer (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) and that are attributable to the Assets prior to the Effective Time. Buyer will reimburse Seller for any and all Operating Expenses that are paid after Closing by Seller (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) and that are attributable to the Assets from and after the Effective Time. The Party responsible for the payment of such costs and expenses shall reimburse the other Party within five

(5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Final Settlement Statement. Notwithstanding the foregoing, this Section 2.6(d) shall not apply to amounts paid prior to Closing if such amounts are included in the Preliminary Settlement Statement and such amounts (to the extent the same differ from the estimates in the Preliminary Settlement Statement) will be accounted for in the Final Settlement Statement.
2.7    Allocated Values.
(a)    Without limiting or modifying Section 2.7(b), Schedule 2.7 sets forth the agreed allocation of the Base Purchase Price among the Oil and Gas Properties (“Allocated Values”).
(b)    Seller and Buyer agree that the Base Purchase Price, as adjusted to include any Adjustments pursuant to Section 2.4, and any liabilities assumed by Buyer under this Agreement, to the extent properly taken into account under the Code, shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in a manner that is consistent with the Allocated Values and shall be delivered by Buyer to Seller within one hundred twenty (120) days after the Closing Date for Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller and Buyer shall work in good faith to resolve any disputes relating to the Purchase Price Allocation within fifteen (15) days. If the Parties are unable to resolve such disputes within fifteen (15) days, such dispute shall be resolved promptly by the Accounting Referee in a manner consistent with the procedures set forth in Section 2.6. If the Base Purchase Price is adjusted pursuant to Article 11, the Purchase Price Allocation shall be adjusted as mutually agreed by Buyer and Seller. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any Adjustments pursuant to Section 2.4. Neither Buyer nor Seller shall take any Tax position inconsistent with such Purchase Price Allocation and neither Buyer nor Seller shall agree to any proposed adjustment to the Purchase Price Allocation by any Taxing Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Purchase Price Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Purchase Price Allocation.
2.8    Suspended Funds. If Seller is holding any Suspended Funds as of the Closing Date, then (a) in lieu of Seller transferring these funds to Buyer at Closing, Seller shall retain the Suspended Funds held in its accounts, the Base Purchase Price shall be adjusted downward in accordance with Section 2.4(b)(v) and (b) Seller shall provide Buyer the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes, associated

Well(s) and deductions for all suspense entries. From and after Closing, Buyer shall be responsible for the proper payment and distribution of the Suspended Funds to the Non-Parties entitled to receive such Suspended Funds (including with respect to escheat obligations) for which Buyer received a Purchase Price adjustment under Section 2.4(b)(v) and shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller from and against any and all Claims asserted by Non-Parties arising from or related to administering the distribution of such Suspended Funds.
2.9    Assumed Liabilities. Upon Closing, Buyer assumes and hereby agrees to assume, bear, fulfill, perform, be bound by, pay and discharge (or cause to be assumed, borne, fulfilled, performed, paid or discharged) all Claims and other obligations and liabilities of any kind whatsoever of Seller arising from or relating to the Assets, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods prior to, on or after the Effective Time, including obligations and liabilities of Seller concerning: (a) the use, ownership or operation of the Assets, (b) any obligations under or relating to any Contracts, specifically including all obligations of each member of the Seller Group under the Holly Agreements, (c) furnishing makeup Hydrocarbons and/or settling and paying for Imbalances according to the terms of applicable operating agreements, gas balancing agreements, Hydrocarbons sales, processing, gathering or transportation Contracts, and other Contracts, (d) paying all obligations owed to working interest, royalty, overriding royalty, net profits and other interest owners and operators relating to the Assets, including their share of any revenues or proceeds attributable to production or sales of Hydrocarbons, (e) all Environmental Liabilities, (f) plugging, re-plugging and abandoning the Wells, (g) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Wells or Equipment, (h) any obligation or liability for the cleaning up, restoration and/or remediation of the premises covered by or related to the Assets in accordance with applicable Contracts and Laws, including all Environmental Laws, and (i) any obligation or liability regarding permits (all of the obligations and liabilities described in this Section 2.9 are collectively referred to as “Assumed Liabilities”); provided, Buyer does not assume (and Assumed Liabilities shall not include): (i) the Retained Liabilities, (ii) any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Assets, or (iii) any other Claims for which Seller is required to indemnify Buyer pursuant to Article 11.
2.10    Parent Guaranty. Simultaneously with the execution of this Agreement, Buyer has caused Buyer Parent Company to deliver to Seller a parent guaranty in a form mutually agreeable to the Parties, guarantying all of the obligations, responsibilities and liabilities of Buyer hereunder, including the Assumed Liabilities.
ARTICLE 3
LOSS AND CASUALTY / INSPECTION OF ASSETS /
TITLE DEFECTS / ENVIRONMENTAL DEFECTS
3.1    Notice of Casualty Loss. Until Closing, Seller shall promptly notify Buyer of each instance of Casualty Loss to the Assets or any part thereof occurring from and after the Execution Date up until the Closing, to the extent actually known to Seller and estimated to exceed $150,000.

3.2    Casualty Loss. If, on or after the Execution Date but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss, then, subject to Buyer’s conditions to Closing set forth in Section 8.2, Buyer shall nevertheless be required to Close. If any portion of the Assets suffers a Casualty Loss on or after the Execution Date, then, prior to Closing, Buyer and Seller shall mutually agree to (a) have Seller restore, at its sole cost and expense, the Asset(s) affected by such Casualty Loss to substantially their same condition as of the Execution Date; (b) adjust the Base Purchase Price downward by the amount by which the reduction in value to the affected Asset(s) caused by such Casualty Loss exceeds $150,000; or (c) exclude the affected Asset(s) from the transaction contemplated hereby and adjust the Base Purchase Price downward by the Allocated Value of such excluded Assets; provided that if Buyer and Seller are unable to agree, Buyer shall be entitled to the remedy under Section 3.2(b).
3.3    Insurance. Without limiting Seller’s obligations under Section 3.2, Buyer understands and agrees that from and after the Closing, (a) no insurance coverage under (i) any insurance policy issued to Seller or any Affiliate of Seller, or (ii) any insurance policy (including reinsurance) issued by any insurance company Affiliate of Seller (collectively, “Seller’s Insurance Policies”) shall be made available to or cover Buyer, and (b) without impairing or diminishing Seller’s Indemnity Obligations under this Agreement, no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by Buyer for the direct or indirect benefit of Buyer Group directly against or under Seller’s Insurance Policies, regardless of their date of issuance, all such Claims being deemed automatically waived and released by Buyer upon the occurrence of the Closing.
3.4    Access.
(a)    From and after the Execution Date until Closing (or earlier termination of this Agreement but subject to the provisions of Section 3.4(b)) and upon obtaining any required consents of Non-Parties, including Non-Party operators of the Assets (with respect to which consents Seller shall use its commercially reasonable efforts to promptly obtain), Seller shall afford to Buyer and its representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets, including the Records, following reasonable written request from Buyer. All investigations and due diligence conducted by Buyer or any Buyer Representative shall be conducted at Buyer’s sole risk, cost and expense and shall be conducted in compliance with the terms of any applicable Leases, Surface Contracts and Contracts.
(b)    Buyer shall abide by Seller’s and any Non-Party operator’s safety rules, regulations and operating policies provided to Buyer while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets. Buyer does hereby RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS each of the operators of the Assets and the Seller Group from and against any and all Claims arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer Representative with respect to the Assets; provided, however, the fact that Buyer merely discovers an Environmental Condition shall not create any liability for Buyer in connection with this Section 3.4(b). Such Indemnity Obligations of Buyer shall apply even if such Claims arise out of or result from the sole, joint or concurrent negligence, strict liability or other fault of such operator or a member of the Seller Group; provided, (i) as to any such operator, the aforesaid Indemnity Obligations shall not apply to any Claim to the extent actually resulting on account of the gross negligence or willful misconduct of such operator and (ii) as to any member of the Seller Group, the aforesaid Indemnity Obligations shall not apply to any Claim to the extent actually resulting on account of the gross negligence or willful misconduct of any member of the Seller Group.
(c)    During all periods that Buyer and/or any of the Buyer’s Representatives are on the premises of the Assets prior to Closing, Buyer shall maintain, at its sole expense and with J. H. Blades & Co., Inc. or other insurers reasonably satisfactory to Seller, policies of insurance of types and in amounts sufficient to satisfy the obligations and liabilities of Buyer under this Section 3.4. Coverage under all insurance required to be carried by Buyer under this Section 3.4(c) will (i) be primary insurance, (ii) list the Seller Group, (iii) waive subrogation against the Seller Group and (iv) provide for notice to Seller fifteen (15) Days prior cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the lands underlying the Assets.
3.5    General Disclaimer of Title and Environmental Warranties and Representations. Without limiting Buyer’s remedies for either Title Defects as set forth in Section 3.9 or Environmental Defects as set forth in Section 3.17, any remedies of Buyer with respect to Seller’s Indemnity Obligations under Section 11.2 or Buyer’s remedies under the special warranty set forth in the Assignment (a) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets or the environmental condition or compliance with Environmental Laws of the Assets, (b) Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Title Defect or Environmental Defect with respect to any of the Assets shall be the remedies set forth in Sections 3.9 and Section 3.17, and (c) Buyer hereby expressly waives and disclaims all other rights and remedies that Buyer may have with respect to any such Title Defect or Environmental Defect, provided that Buyer will not be entitled to make a Claim under the special warranty in the Assignment for any amount which, (i) together with the aggregate amount recovered by Buyer on all Claims of Buyer under this Agreement (other than under or pursuant to Section 11.2(c)) exceeds the Base Purchase Price or (ii) together with the aggregate value of all Claims made under the special warranty in the Assignment with respect to any Asset, exceeds the Allocated Value of such Asset.
3.6    Title Benefit and Defect Notices (Buyer). On or before 5:00 p.m. Houston, Texas time on such date that falls thirty-five (35) Days after the Execution Date (“Defect Claim Date”), Buyer must deliver claim notices to Seller meeting the requirements of this Section 3.6 (collectively, “Title Defect Notices” and individually, “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 3.6. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date (provided that Buyer does not waive its rights and remedies, and Seller shall not be released from liability, for any matter to the extent such matter is also covered

(i) by the special warranty of the Assignment or (ii) by Seller’s Indemnity Obligations under Section 11.2). To be effective, each Title Defect Notice shall be in writing, and shall include (a) a reasonably clear description of the alleged Title Defect(s), (b) the Wells and/or Well Locations, Leases and Mineral Fee Interests affected by the Title Defect (each a “Title Defect Property”), (c) the Allocated Value of each Title Defect Property, (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that Buyer’s failure to provide preliminary weekly notice of any Title Defect shall not prejudice Buyer’s right to assert such Title Defect in any Title Defect Notice. Buyer shall also promptly furnish Seller with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, Buyer’s Representatives, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.
3.7    Title Benefit Notices (Seller). Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit (including any Title Benefit identified by Buyer) a notice (a “Title Benefit Notice”) including (a) a description of the Title Benefit, (b) the Wells and/or Well Locations, Leases and Mineral Fee Interests affected by the Title Benefit, (c) to the extent in Seller’s possession, supporting documents reasonably necessary for Buyer or Buyer’s counsel to verify the existence of the alleged Title Benefit(s), and (d) the amount by which Seller reasonably believes the Allocated Value of those Wells and/or Well Locations is increased by the Title Benefit, and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Claim Date.
3.8    Seller’s Right to Cure; Escrow for Title Disputes.
(a)    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (“Cure Period”), any Title Defects of which it has been advised by Buyer. If Seller believes that it has cured any applicable Title Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the cure of such Title Defect. Buyer shall attempt, at or prior to the end of the Cure Period, to advise Seller in writing whether it agrees or disputes that any such Title Defect has been so cured; provided that Buyer’s failure to timely respond to Seller’s notice of cure shall be deemed Buyer’s agreement that such Title Defect has been cured and Buyer’s waiver of its Claim with respect to such Title Defect. If Buyer timely notifies Seller of a dispute as to Seller’s attempted cure of any Title Defect, then (subject to Section 3.9), the provisions of Section 3.21 shall apply to such Title Defect.
(b)    (i)    Notwithstanding anything herein to the contrary, if Seller is not able to cure a Title Defect on or prior to Closing, Seller shall have the option, by notice in writing to

Buyer on or before one (1) Business Day prior to Closing, to attempt to cure such Title Defect for a period of thirty (30) days after the Closing (with any such Title Defect being called a “Post-Closing Defect”). In such event, the Title Defect Property to which such Post-Closing Defect pertains shall remain a part of the Assets to be assigned, subleased and transferred to Buyer at Closing, the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property, and such amount shall be paid into an escrow account (the “Defects Escrow”) established with the Escrow Agent (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form substantially similar to the Escrow Agreement (the “Defects Escrow Agreement”). The amount deposited into the Defects Escrow with respect to a Post-Closing Defect will remain therein until released as provided in Section 3.8(b)(ii).
(ii)    Buyer will act in good faith and reasonably cooperate (without being required to expend any costs or expenses payable to a Non-Party, other than Buyer’s or its Affiliates’ employees) with Seller after the Closing to cure a Post-Closing Defect. If Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two (2) Business Days after such determination, the Parties shall deliver written instructions to the Defects Escrow Agent to release to Seller the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured, then Seller and Buyer shall use their commercially reasonable efforts to agree upon the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the Parties shall deliver written instructions to the Defects Escrow Agent to release to Seller the remaining portion of such amount (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two (2) Business Days after such determination, the Parties shall deliver written instructions to the Defects Escrow Agent to release to Buyer the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon in accordance with the terms of the Defects Escrow Agreement. If within thirty (30) Days after the Closing Date Seller has not been able to cure, or has only partially cured, a Post-Closing Defect (and there is no dispute as to whether or not it has been cured or partially cured), the Parties shall deliver written instructions to the Defects Escrow Agent to release to Buyer the amount withheld in the Defects Escrow with respect to the uncured portion thereof, and the Parties shall deliver written instructions to the Defects Escrow Agent to release to Seller the amount withheld in the Defects Escrow with respect to the cured portion (if any) (in both cases, together with any interest earned thereon) and, in both cases, in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer have not agreed whether there has been a satisfactory resolution of a Post-Closing Defect after such thirty (30) Day period elapses, then such disagreement shall be resolved in accordance with Section 3.21. If a Post-Closing Defect has not been cured, then unless Buyer waives such Post-Closing Defect in writing, the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and the Parties shall deliver written instructions to the Defects Escrow Agent to release to Buyer the amount withheld in the Defects Escrow with respect to the Title Defect Property.

(c)    With respect to any Title Defects, Title Defect Amounts or Seller’s curative efforts that are in dispute as of Closing, an amount equal to the Title Defect Amount of all Title Defects (or the Title Defect Amount and/or cure thereof) (as asserted in good faith by Buyer, unless the Parties have otherwise agreed upon an amount) shall be deducted from the Base Purchase Price; and at the Closing, Buyer shall deposit such amount into the Defects Escrow pending resolution under Section 3.21.
3.9    Remedies for Title Defects. Subject to the Parties’ continuing right to dispute the existence of a Title Defect, any Title Defect Amount, and/or the effect of Seller’s curative efforts with respect to any Title Defect pursuant to Section 3.21 and subject to the rights of each Party pursuant to Section 10.1(d), in the event that any Title Defect timely asserted by Buyer in accordance with Section 3.6 is not waived by Buyer or is not cured on or before Closing, Seller shall, at its sole discretion, without duplication, elect to:
(a)    proceed to Closing on the entirety of the Title Defect Property that is subject to such Title Defect, and seek to cure such Title Defect in accordance with the Post-Closing Defect process set forth under Section 3.8;
(b)    proceed to Closing on the entirety of the Title Defect Property that is subject to such Title Defect and, subject to the Individual Title Defect Threshold and the Aggregate Defect Deductible, reduce the Base Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Section 3.12 as being the value of such Title Defect;
(c)    if Buyer agrees in writing, indemnify Buyer against all Claims resulting from such Title Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer provided, under no circumstances shall Seller’s aggregate liability thereunder exceed the Allocated Value for the Title Defect Property made the subject thereof; or
(d)    if Buyer agrees in writing, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of all such Asset(s).
3.10    Exclusive Remedy for Title Benefits. The aggregate Title Defect Amount for all Title Defects for which Buyer is entitled to a remedy under Section 3.9 shall be decreased by the sum of the amounts (each a “Title Benefit Amount”) determined pursuant to Section 3.13 and subject to Section 3.20(c), with respect to any Title Benefits timely asserted by a Title Benefit Notice under Section 3.7.
3.11    Exclusive Remedy for Title Defects. Subject to Buyer’s termination rights under Section 10.1(d), Section 3.9 sets forth the exclusive rights and remedies of Buyer with respect to any defect, failure, irregularity or encumbrance affecting the title to any Asset including Seller’s failure to have Defensible Title with respect to such Asset, and Buyer hereby expressly waives any and all other rights or remedies with respect thereto, provided that Buyer does not waive its rights and remedies for any matter (a) to the extent such matter also constitutes a breach of the special warranty in the Assignment or (b) that is covered by Seller’s Indemnity Obligations under Section 11.2.

3.12    Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
(a)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(b)    if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove such Title Defect from the Title Defect Property;
(c)    if the Title Defect represents a discrepancy between (i) the actual Net Revenue Interest for any Title Defect Property and (ii) the Net Revenue Interest stated in Exhibit A-2 for such Title Defect Property, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) 1 minus a fraction, the numerator of which is the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest stated in Exhibit A-2;
(d)    if the Title Defect represents an obligation or encumbrance upon or other defect in title to the Title Defect Property of a type not described in subsections (a) through (c) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the economic life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
(e)    if the Title Defect does not affect a Well (limited to the currently producing formation as to such Well) or Well Location (limited to the Target Formation as to each Well Location as shown on Exhibit A-2) throughout the productive life of such Well (limited to the currently producing formation as to such Well) or Well Location (limited to the Target Formation as to each Well Location as shown on Exhibit A-2), such fact shall be taken into account in determining the Title Defect Amount;
(f)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(g)    notwithstanding anything to the contrary in this Section 3.12, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
3.13    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(a)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(b)    if the Title Benefit represents a discrepancy between (i) the actual Net Revenue Interest for any Well or Well Location and (ii) the Net Revenue Interest for such Wells or Well Locations listed on Exhibit A-2, then the Title Benefit Amount shall be the product of (A) the Allocated Value of the affected Well or Well Location multiplied by (B) a fraction, the numerator of which is the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest for such Wells or Well Locations listed on Exhibit A-2 minus 1;
(c)    if the Title Benefit cannot be calculated pursuant to Sections 3.13(a) or 3.13(b) above, then the Title Benefit Amount shall be determined by taking into account the Allocated Value of the subject Well or Well Location, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject Well or Well Location, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; and
(d)    the Title Benefit Amount with respect to an Asset affected by any Title Benefit shall be determined without duplication of any costs or losses included in another Title Benefit hereunder.
3.14    Environmental Assessment.
(a)    Upon notice to Seller, Buyer shall have the right to conduct an environmental assessment of all or any portion of the Assets (“Environmental Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller; provided, to the extent the conduct of any part of such Environmental Assessment requires the consent of any Non-Party, then the conduct of such part shall be subject to obtaining such consent and Seller shall use its commercially reasonable efforts to promptly obtain such consent. Subject to Section 3.14(c), the Environmental Assessment shall be limited to Phase I Activities. The Environmental Assessment shall be conducted at the sole cost, risk and expense of Buyer, and shall be subject to Section 3.4(b) and Buyer’s Indemnity Obligations thereunder. Seller shall have the right to be present during the Environmental Assessment of any Asset, and Buyer shall provide Seller advance written notice of the timing of same, which shall occur during Seller’s regular hours of business. Buyer shall maintain, and shall cause members of the Buyer Group to maintain, all information obtained by Buyer pursuant to any Environmental Assessment or other due diligence activity as strictly confidential in accordance with the Confidentiality Agreement, provided such information shall remain confidential in perpetuity if the Closing does not occur, unless disclosure of any facts discovered through such Environmental Assessment is required under any applicable Law. Upon request, Buyer shall provide Seller with a copy of the final draft of all Non-Party environmental reports prepared on behalf of Buyer with respect to any Environmental Assessment conducted with respect to the Assets; provided, however, notwithstanding anything in the final draft to the contrary, Buyer makes no representations or warranties with respect to the accuracy or contents of any such environmental report and Seller releases Buyer from any liability with respect thereto. If any necessary disclosures under applicable Laws are required prior to Closing with respect to matters discovered by any Environmental Assessment conducted by, for or on behalf of Buyer,

Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities to the extent Buyer is not required by Law to disclose such matters to the appropriate Governmental Authority.
(b)    Upon completion of due diligence, except with respect to any Environmental Conditions discovered (but not caused) by Buyer or any of Buyer’s Representatives, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) caused by Buyer’s (or any member of Buyer’s Group) due diligence, (ii) restore the Assets (including the real property and other assets associated therewith) to the approximate same condition than they were prior to commencement of Buyer’s (or any member of Buyer’s Group) due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s (or any member of the Buyer’s Group) due diligence.
(c)    If Buyer discovers any matter or condition with respect to the Assets in its Phase I Activities that in Buyer’s or Buyer’s Representative’s reasonable opinion warrants Phase II Activities, Buyer shall be entitled to request permission of Seller to conduct Phase II Activities with respect to such Assets. If Seller or any Non-Party operator with respect to the Assets refuses to allow Buyer to conduct Phase II Activities, Buyer, at its sole election, shall have the right to exclude the affected Asset(s) (together with all associated Assets) from the transactions contemplated hereunder and the Base Purchase Price shall be reduced by the Allocated Value of such excluded Assets.
3.15    Environmental Defects. If, as a result of its investigation pursuant to Section 3.14, Buyer determines that with respect to the Assets there exists an Environmental Condition (other than with asbestos, asbestos containing materials, or NORM that is not associated with an Asset used in operations, and excluding any matter set forth on Schedule 5.9) (in each case, an “Environmental Defect”), then on or prior to the Defect Claim Date, Buyer may give Seller a written notice of such Environmental Defect that sets forth the information required by this Section 3.15 (an “Environmental Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary, without waiving Buyer’s rights and remedies with respect to Seller’s Indemnity Obligations under Section 11.2 or Buyer’s termination rights pursuant to Section 10.1(d), Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to timely and properly assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Claim Date meeting all of the requirements set forth in the this Section 3.15. To be effective, an Environmental Defect Notice must set forth (i) a reasonably detailed description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) affected by the alleged Environmental Defect, (iii) the proportionate share attributable to the Assets of the estimated Lowest Cost Response to eliminate the alleged Environmental Defect (“Environmental Defect Amount”), and (iv) to the extent in Buyer’s possession, supporting documents reasonably necessary for Seller to substantiate and verify the existence of the alleged Environmental Defect and the claimed Environmental Defect Amount. Buyer shall furnish Seller, on or before the end of each calendar week prior to the Defect Claim Date, Environmental Defect Notices with respect to any Environmental Defects that any of Buyer’s or Buyer’s Group discovers or becomes aware of during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided, however, the failure of Buyer to provide such preliminary weekly notice shall not prejudice Buyer’s right to timely assert any Environmental Defect in any Environmental Defect Notice.
3.16    Seller’s Right to Cure; Escrow for Environmental Disputes.
(a)    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remediate at any time prior to Closing any Environmental Defects of which it has been advised by Buyer pursuant to an Environmental Defect Notice delivered before the Defect Claim Date. If Seller believes that it has remediated any applicable Environmental Defect to the extent of the Lowest Cost Response, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer to verify such remediation of the Environmental Defects. Buyer shall attempt, at or prior to the end of the Cure Period, to advise Seller in writing whether it agrees or disputes that the Environmental Defect has been so remediated; provided that Buyer’s failure to timely respond to Seller’s notice of remediation shall be deemed Buyer’s agreement that the Environmental Defect has been remediated and Buyer’s waiver of its Claim with respect to such Environmental Defect. If Buyer timely notifies Seller of a dispute as to Seller’s attempted remediation of any Environmental Defect, then (subject to Section 3.17 and Section 3.18) the provisions of Section 3.19 shall apply to such Environmental Defect.
(b)    With respect to any Environmental Defects, Environmental Defect Amounts or Seller’s remediation efforts that are in dispute as of Closing, an amount equal to the Environmental Defect Amount of all Environmental Defects (or the Environmental Defect Amount and/or cure thereof) in dispute (as asserted in good faith by Buyer, unless the Parties have otherwise agreed upon an amount) shall be deducted from the Base Purchase Price; and at the Closing, Buyer shall deposit such amount into an escrow account established with Escrow Agent pursuant to the terms of an Escrow Agreement pending resolution under Section 3.19.
3.17    Remedies for Environmental Defects. Subject to the Parties’ continuing right to dispute the existence of an Environmental Defect, the Environmental Defect Amount asserted with respect thereto, and/or the effect of Seller’s remediation with respect to any Environmental Defect pursuant to Section 3.19 and subject to the rights of each Party pursuant to Section 10.1(d), if any Environmental Defect asserted by Buyer pursuant to an Environmental Defect Notice delivered before the Defect Claim Date is not waived by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:
(a)    subject to the Individual Environmental Defect Threshold and Aggregate Defect Deductible, reduce the Base Purchase Price by the amount of the Environmental Defect Amount relating to such Environmental Defect as agreed upon by Seller and Buyer or determined pursuant to Section 3.19;
(b)    if Buyer agrees in writing, indemnify Buyer against all Claims resulting from such Environmental Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer;

(c)    if Buyer agrees in writing, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets;
(d)    provided that the Parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, cure such Environmental Defect after Closing; or
(e)    if such Environmental Defect can be completely cured by paying a fine or penalty, pay such fine or penalty at or before Closing (and there shall be no adjustment to the Base Purchase Price therefor).
If Seller elects the option set forth in clause (a) above, then Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the remediation of the applicable Environmental Defect and all losses with respect thereto, and Buyer’s obligations with respect thereto shall be deemed to constitute Assumed Liabilities. If Seller elects the option set forth in clause (c) above, Seller shall be deemed to have assumed responsibility for the remediation of such Environmental Defect following Closing and all losses with respect thereto, and the Assets retained by Seller under clause (c) above shall be deemed to be Excluded Assets.
3.18    Exclusive Remedies. Buyer’s rights under Section 10.1(d), Section 3.17 and Section 3.19 set forth the exclusive rights and remedies of Buyer with respect to any potential Claims relating to Environmental Defects, except to the extent that any matter constituting an Environmental Defect is covered by Seller’s Indemnity Obligations in Section 11.2.
3.19    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects, Environmental Defect Amounts and the effect of any remediation efforts by Seller prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and Environmental Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.19 and either Party shall have the right, upon the delivery of written notice to the other Party, to dispute such matter and to invoke the dispute resolution provisions below in this Section 3.19 in order to resolve any such dispute. Any such notice of dispute must be delivered on or before the tenth (10th) Business Day after Closing. There shall be a single arbitrator, who shall be an environmental consultant (“Environmental Arbitrator”) with at least ten (10) years relevant experience, as selected by mutual agreement of Buyer and Seller within fifteen (15) Days after the applicable Party’s receipt of a dispute notice, and absent such agreement, by the CPR. The arbitration proceeding shall be held in Houston, Texas pursuant to the rules of the CPR to the extent such rules do not conflict with the terms of this Section 3.19. The Environmental Arbitrator’s determination shall be made within twenty (20) Days after submission of the matters in dispute (the Parties agreeing to submit to the Environmental Arbitrator a brief of its position and all supporting documents in such Party’s possession within ten (10) Business Days following selection of the Environmental Arbitrator) and shall be binding on and non-appealable by the Parties. In making his/her determination, the Environmental Arbitrator shall be bound by the rules set forth in Sections 3.17 through 3.18 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer a greater Environmental Defect

Amount than the Environmental Defect Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, Environmental Defect Amounts and remediation efforts by Seller that are set forth in the notice of dispute delivered pursuant to this Section 3.19 and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each Party shall cover its corresponding fees and expenses associated with the Environmental Arbitrator. Within ten (10) Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to any Environmental Defect Amount, and the Parties shall direct the Escrow Agent to release the amounts so awarded by the Environmental Arbitrator to the applicable Party. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 3.19, and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the disputed amounts shall be deducted from the amounts otherwise paid by Buyer at Closing and at Closing, Buyer shall deposit such amounts into the escrow account with the Escrow Agent pursuant to the Escrow Agreement pending final resolution under this Section 3.19.
3.20    Minimum Title Defect Thresholds and Aggregate Defect Deductible for Title and Environmental Defects.
(a)    Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller or available to Buyer; (i) for any individual Environmental Defect for which the Environmental Defect Amount does not exceed $100,000 (“Individual Environmental Defect Threshold”) and (ii) for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (“Individual Title Defect Threshold”).
(b)    To the extent, and only to the extent, that the sum of the amount of each uncured individual Title Defect and Environmental Defect exceeds the applicable Individual Title Defect Threshold or Individual Environmental Defect Threshold (collectively, such excess amounts, if any, being “Aggregate Qualified Defect Amount”), exceeds the Aggregate Defect Deductible, Buyer shall be entitled to an adjustment to the Base Purchase Price in an amount equal to the Aggregate Qualified Defect Amount.
(c)    The Individual Title Defect Threshold and the Aggregate Defect Deductible shall also apply, mutatis mutandis, to any Title Benefits.
3.21    Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts and the effect of any title curative efforts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.21 and either Party shall have the right, upon the delivery of written notice to the other Party, to dispute such matter and to invoke the dispute resolution provisions below in this Section 3.21 in order to resolve any such dispute. Any such notice of dispute must be delivered on or before the tenth (10th) Business Day after Closing. There shall be a single arbitrator, who shall be a title attorney (“Title Arbitrator”) with at least ten (10) years relevant experience, as selected by mutual agreement of Buyer and Seller within fifteen (15) Days after the applicable Party’s receipt of a dispute notice, and absent such agreement, by the CPR. The arbitration proceeding shall be held in Houston, Texas, in accordance with the rules of the CPR to the extent such rules do not conflict with the terms of this Section 3.21. The Title Arbitrator’s determination shall be made within twenty (20) Days after submission of the matters in dispute (the Parties agreeing to submit to the Title Arbitrator a brief of its position and all supporting documents in such Party’s possession within ten (10) Business Days following selection of the Title Arbitrator) and shall be binding on and non-appealable by the Parties. In making his/her determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.8 through 3.13, 3.20 and this 3.21, and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount set forth in the applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts, Title Benefit Amounts and any curative efforts by Seller that are set forth in the notice of dispute delivered pursuant to this Section 3.21 and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each Party shall cover its corresponding fees and expenses associated with the Title Arbitrator. Within ten (10) Days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Title Defect Amount or Title Benefit Amount, and the Parties shall direct the Escrow Agent to release the amounts so awarded by the Title Arbitrator to the applicable Party. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 3.21, and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the disputed amounts up to the Allocated Value of the affected Asset shall be deducted from the amounts otherwise paid by Buyer at Closing and at Closing, Buyer shall deposit such amounts into the escrow account with the Escrow Agent pursuant to the Escrow Agreement pending final resolution under this Section 3.21.
ARTICLE 4
SELLER’S REPRESENTATIONS AND DISCLAIMER
Buyer acknowledges and agrees that, except as otherwise expressly provided in Article 5 and in the special warranty set forth in the Assignment, neither Seller nor any Affiliate of Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to the Assets. Except as otherwise expressly provided in Article 5 and in the special warranty set forth in the Assignment, Seller, for itself and its Affiliates, hereby expressly disclaims and negates any and all representations and warranties, express, statutory, implied or otherwise, and projections, forecasts, statements or information made, communicated or furnished (orally or in writing) to Buyer or any member of the Buyer Group, associated with the Assets, including any representation or warranty regarding: (a) title, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable, (c) contractual, economic or financial information, (d) the financial viability or productivity or transportability of Hydrocarbons, (e) the environmental or physical condition or description of the Assets, (f) any federal, state, local or tribal income or other tax consequences, (g) the absence of patent or latent defects, (h) the condition of or state of repair of the Assets, (i) merchantability or conformity to models, plans, or drawings, (j) any rights of any member of Buyer Group under appropriate laws to claim diminution of consideration or return of the purchase price, (k) freedom from patents, copyright, trademark, or trade secret infringement, (l) warranties existing under applicable Law now or hereafter in effect, (m) fitness for a particular purpose, (n) production rates, re-completion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of Hydrocarbons, if any, (o) legal or regulatory compliance, and (p) Environmental Liabilities, it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters” but subject to Buyer’s remedies with respect to Seller’s Indemnity Obligations under Section 11.2.
ARTICLE 5
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing (except to the extent that such representations and warranties are made as of another specified date):
5.1    Organization and Good Standing. Each entity constituting Seller is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and/or dispose of the Assets. Each entity constituting Seller is duly licensed or qualified to do business in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.
5.2    Authority; Authorization of Agreement. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement has been duly executed and delivered by Seller. This Agreement and the Operative Documents to which it is a party, have been duly authorized by all necessary action of Seller and this Agreement constitutes, and the Operative Documents, when executed and delivered by Seller, shall constitute, the valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
5.3    No Violations. Except for (i) Customary Post-Closing Consents, (ii) any consents or approvals listed on Schedule 5.3, and (iii) any Preferential Purchase Rights listed on Schedule 5.10, each Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:
(e)    conflict with any of the terms, conditions or provisions of the organizational documents of such Seller;

(f)    give rise to a right of termination, cancellation or acceleration of any material obligations or loss of a material benefit under any Leases, Surface Contracts or Material Contracts;
(g)    violate any material provision of, or require any material filing, consent or approval under, any Laws applicable to Seller or the Assets or otherwise require any consent of any Person;
(h)    conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by any material (i) agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Seller is a party or by which Seller or any Asset is bound (except for liens or any other encumbrances released at Closing); or (ii)  order, judgment or decree of any Governmental Authority; or
(i)    result in the creation or imposition of any material lien or encumbrance upon one or more of the Assets, except for the Permitted Encumbrances.
5.4    Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall, directly or indirectly, have any responsibility whatsoever.
5.5    Legal Proceedings. Schedule 5.5 sets forth all Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing (and not resolved) against Seller in respect of any of the Assets or against the Assets. There are no Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing against any Seller by any Non-Party that would prevent the consummation by Seller of the transactions contemplated by this Agreement. Seller has not received any written demand affecting the Assets (including any written Claim challenging or pertaining to Seller’s title to any of the Oil and Gas Properties or claiming a violation of applicable Law) or which reasonably might be expected to enjoin or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.
5.6    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against any Seller or any of Seller’s Affiliates.
5.7    Taxes. Except as disclosed on Schedule 5.7, (i) all Tax Returns required to be filed by Seller with respect to Seller’s acquisition, ownership or operation of the Assets have been timely filed and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes relating to Seller’s acquisition, ownership or operation of the Assets (whether or not shown to be due on such Tax Returns) have been timely paid, and Seller is not delinquent in the payment of any such Taxes subject to any Taxes which Seller is currently disputing in good faith (which dispute is described on Schedule 5.7), (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets; (v) there are no Claims pending or threatened by any Taxing Authority in connection with any such Tax; (vi) there are no administrative or judicial proceedings pending against the Assets or against Seller relating to or in connection with the Assets by any Taxing Authority with respect to Taxes; (vii) all Tax withholding and deposit requirements imposed by applicable law with respect to any of the Assets or the business of Seller have been satisfied in full in all respects; (viii) EP Energy Corporation is not (a) a “foreign person” within the meaning of Section 1445 of the Code or (b) an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the regulations promulgated by the Treasury pursuant to and in respect of provisions of the Code; and (ix) no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and in the case of any Asset disclosed on Schedule 5.7 that is subject to a tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, the tax partnership has an election in effect under Section 754 of the Code.
5.8    Material Contracts.
(a)    Schedule 5.8 sets forth Contracts of the type described below to which any Seller is a party or is bound and that relate to the Assets (collectively, “Material Contracts”):
(i)    any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $50,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(ii)    any Hydrocarbon transportation, processing or similar Contract that is not terminable without penalty by Seller or its successor or assigns on sixty (60) Days or less notice;
(iii)    any Contract (excluding Hedges) for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty by Seller or its successor or assigns on sixty (60) Days or less notice;
(iv)    any Contract that creates an area of mutual interest or contains a non-compete provision (or other provision that materially restricts, limits or prohibits the manner in which, any Seller conducts business) with respect to the Oil and Gas Properties, prohibits or imposes unreasonable restrictions on Seller’s right to use the surface of any lands to drill and complete wells and/or conduct production operations with respect to such wells and related facilities, or is a joint operating agreement or tax partnership agreement involving the Leases or Mineral Fee Interests;
(v)    any Contract that dedicates production of Hydrocarbons from any part of the Oil and Gas Properties for purposes of gathering, transportation, marketing or processing;

(vi)    any Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) Days or less notice and (B) involves an annual base rental of more than $50,000;
(vii)    any Contract that contains a call on production;
(viii)     any Contract where the primary purpose thereof is or was to indemnify another Person;
(ix)    any Contract that constitutes a purchase and sale agreement, farmout agreement, exploration agreement, farmin agreement, participation agreement, or other agreement under which Seller or any Non-Party may earn working interests or net revenue interests in any Oil and Gas Property;
(x)    any Contract with an Affiliate of any Seller which will be binding on the Assets or Buyer after the Effective Time (even if such Contract will be terminated at Closing);
(xi)    any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, other than a tax partnership);
(xii)    any Contract that is a seismic or other geophysical acquisition agreement or license;
(xiii)    any Contract relating to salt water disposal or water supply;
(b)    Except as set forth on Schedule 5.8, the Material Contracts are in full force and effect in accordance with their respective terms, there exist no material defaults thereunder by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Prior to the execution of this Agreement, Seller will make available to Buyer true and complete copies of each Material Contract and all amendments thereto. No Seller has received or given any unresolved written notice of default with respect to any Material Contract. There are no Hedges or commodity price or interest swap Contracts included in the Assets or that burden the Assets.
(c)    Except as set forth on Schedule 5.8, (i) the Surface Contracts are in full force and effect in accordance with their respective terms, (ii) there exist no material defaults thereunder by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Surface Contracts, and (iii) no event has occurred that with notice or lapse of time, or both, would constitute a material default under any such Surface Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Surface Contract. Prior to the execution of this Agreement, Seller will make available to Buyer true and complete copies of each Surface Contract and all amendments thereto.

No Seller has received or given any unresolved written notice of default with respect to any Surface Contract.
5.9    No Violation of Laws. Except as set forth on Schedule 5.9, no Seller has violated, in any material respect, any applicable Laws with respect to the ownership and operation of the Assets and, to Seller’s Knowledge the Oil and Gas Properties have been and are currently owned and operated in compliance with applicable Laws.
5.10    Preferential Rights. Except as set forth on Schedule 5.10 (each being a “Preferential Purchase Right”), there are no preferential rights to purchase any Asset or any drag along or tag along rights (in each case) that are applicable to the transaction contemplated hereby.
5.11    Current Commitments. Schedule 5.11 sets forth as of the Execution Date all outstanding obligations to incur capital expenditures in excess of $100,000 with respect to the Assets (whether pursuant to any of the Material Contracts or otherwise) for which all of the activities anticipated in such commitments have not been completed as of the Effective Time. To Seller’s Knowledge, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets, and all severance, production, ad valorem, windfall profit and other similar Taxes) that have been billed to Seller relating to the ownership or operation of the Assets, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes as are disputed in good faith by Seller, which disputes are set forth in Schedule 5.5.
5.12    Imbalances. To Seller’s Knowledge, Schedule 5.12 lists all Imbalances (including both overproduced and under-produced status) relating to the Oil and Gas Properties as of the Effective Time.
5.13    Governmental Permits. Seller has all material governmental licenses, filings and permits which, to Seller’s Knowledge, are necessary or appropriate for Seller to own and operate, if applicable, the Oil and Gas Properties as presently being owned and operated by Seller, and such licenses, filings and permits are in full force and effect. Seller has not received written notice of any violations in respect of any such licenses or permits, and to Seller’s Knowledge, no such violation is pending or threatened. To Seller’s Knowledge, all Non-Parties which operate any of the Assets possess all material licenses, files and permits which are necessary or appropriate for such Non-Parties to operate the Assets as presently being operated.
5.14    Royalties, etc.. Seller has paid in all respects all royalties, overriding royalties and other burdens on production due with respect to interests in the Oil and Gas Properties, and Seller has paid non-operating interest owners all amounts attributable to them for production marketed on their behalf or for which Seller is obligated to reimburse them pursuant to any Material Contract, or if not paid, is contesting such amounts in good faith in the ordinary course of business, which contest is described in Schedule 5.5.
5.15    Payout Status. To Seller’s Knowledge, Schedule 5.15 contains a list of the estimated status of any payout balance (net to the interest of Seller), as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout.

5.16    Environmental.
(a)    Seller has not entered into any agreement, and is not subject to, any order, decree, or judgment issued by a Governmental Authority, in existence as of the Execution Date, based on any prior violation of Environmental Laws that interferes with the operation, or that requires remediation of any part, of the Assets.
(b)    Except as set forth in Schedule 5.16, Seller has not received written notice from a Governmental Authority or any other Person regarding an actual, alleged, possible or potential violation of, or failure to comply with, any Environmental Law, other than such violation or failure that would not have, individually or in the aggregate, a Material Adverse Effect.
(c)    Except as set forth on Schedule 5.16, Seller has made available to Buyer all material reports prepared by any Non-Party specifically addressing environmental matters related to Seller’s operation or ownership of the Assets within the past two (2) years, which are in Seller’s or its Affiliates’ possession.
5.17    Burdens. Seller has not assigned, conveyed, or otherwise created any overriding royalty interest or other royalty interest, production payment, net profits interest, oil payment, or other similar burden on production from the Assets that reduces Seller’s Net Revenue Interest in any Lease during the twelve (12) months prior to the Effective Time until the Execution Date.
5.18    Plugging and Abandonment.
(a)    Except as set forth on Schedule 5.18, there are no Wells that constitute a part of the Assets (i) in respect of which Seller has received an order from any Governmental Authority or written notice from any other Persons requiring that such Wells be plugged and abandoned; or (ii) that have been shut-in for 90 or more consecutive Days and are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law.
(b)    To Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, Mineral Fee Interests, Contracts and pooling or unit orders.
(c)    To Seller’s Knowledge, no Well is subject to penalties on allowables after the Effective Time because of overproduction.
5.19    Suspended Funds. Except for the Suspended Funds set forth in Schedule 5.19, as of the Effective Time, no Seller holds any Non-Party funds in suspense with respect to production of Hydrocarbons from any of the Assets, other than amounts less than the statutory minimum amount that such Seller is permitted to accumulate prior to payment.
5.20    Bonds. Schedule 5.20 lists all bonds, letters of credit and other similar credit support instruments, including all Security Arrangements, maintained by any Seller or any of its Affiliates with respect to the Assets, and true and complete copies of which have been made available to Buyer.

5.21    Drilling Obligations; Lease Expirations. Except to the extent of those obligations previously fulfilled by Seller or any of its predecessors, none of the Leases or any Contract contain express provisions obligating Seller to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease). Schedule 5.21 sets forth each Lease where the primary term thereof will expire within the following twelve (12) month period or that requires performance obligations to be completed within the following twelve (12) month period in order to maintain the Lease as to any lands covered thereby.
5.22    Advance Payments. Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells and Well Locations set forth in Exhibit A-2 and gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.
5.23    Material Adverse Change. Since the Effective Time up to the Execution Date there has been no (i) material damage, destruction or loss to the Assets taken as a whole, and/or (ii) Material Adverse Effect on the Assets.
ARTICLE 6
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller the following as of the Execution Date and as of the Closing:
6.1    Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own the Assets. Buyer is duly licensed or qualified to do business in all jurisdictions in which such qualification is required by Law, including where the Assets are located, except where the failure to qualify or be in good standing would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
6.2    Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement has been duly executed and delivered by Buyer. This Agreement and the Operative Documents to which it is a party, have been duly authorized by all necessary action of Buyer and this Agreement constitutes, and the Operative Documents, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3    No Violations. Except for Customary Post-Closing Consents, no consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer. Buyer’s execution and delivery of this Agreement and the Operative Documents, to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:
(c)    conflict with any of the terms, conditions or provisions of the organizational documents of Buyer;
(d)    violate any provision of, or require any filing, consent or approval under, any Laws applicable to Buyer or otherwise require the consent of any Person; or
(e)    conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or (ii) any order, judgment or decree of any Governmental Authority.
6.4    Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall, directly or indirectly, have any responsibility whatsoever.
6.5    Claims, Disputes and Litigation. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer by any Non-Party that would prevent the consummation by Buyer of the transactions contemplated by this Agreement.
6.6    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any of Buyer’s Affiliates.
6.7    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Buyer acknowledges and agrees that Seller has not made any representations or warranties as to the Assets except as expressly and specifically provided in Article 5 and the special warranty set forth in the Assignment, and that Buyer may not rely on any other representations or warranties made by Seller or any member of the Seller Group or on any of Seller’s estimates with respect to reserves or the value of the Assets, or any projections as to future events or other analyses or forward looking statements. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Seller set forth in this Agreement and the special warranty set forth in the Assignment and without waiving any of Buyer’s remedies with respect to Seller’s Indemnity Obligations under Section 11.2, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.
6.8    Financing; Resources and Other Capabilities. Buyer shall have as of the Closing Date sufficient funds with which to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement. Buyer or its Affiliates have the financial, technical and other capabilities reasonably necessary to perform all of Buyer’s obligations under this Agreement and all of the obligations assumed from Seller with respect to the Assets.
6.9    Regulatory. At Closing Buyer shall be qualified to own and assume operatorship (to the extent Seller is the operator prior to Closing) of all of the Oil and Gas Properties, including federal and state oil, gas and mineral leases and Leases with applicable Governmental Authorities, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer will have at Closing all lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation (to the extent Seller is the operator prior to Closing) of the Oil and Gas Properties.
ARTICLE 7
COVENANTS
7.1    Conduct of Business.
(j)    From the Execution Date until the Closing Date, with respect to the Assets, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned),
(i)    Seller shall:
(A)    cause the Assets to be operated in the usual, regular and ordinary manner consistent with past practice and in accordance with the terms of all applicable Material Contracts, Surface Contracts and Leases, and use its commercially reasonable efforts to preserve its present business operations relating to the Assets;
(B)    maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and comply in all material respects with all contractual and other obligations;
(C)     use its commercially reasonable efforts to maintain the Assets in full force and effect;
(D)    give prompt written notice to Buyer of any material damage to or destruction of any material Asset and of any written notice received or given by Seller or Affiliate of Seller with respect to (1) any alleged material breach of any Lease, Surface Contract or Material Contract, (2) any Legal Proceeding or demand by a Governmental Authority or other Non-Party to adversely alter, terminate, rescind or procure a judicial reformation of any Lease or applicable contract or (3) any new material claim for damages or any new investigation, suit, action or litigation with respect to the Assets; and
(E)    comply in all material respects with all applicable Laws and Orders to which the Assets are subject;
(ii)    Seller shall not,
(A)    convey, sell, transfer, mortgage, pledge, dispose, abandon, burden or encumber any part of the Assets, except for sales of Hydrocarbons in the ordinary course of business;
(B)    modify or terminate any Material Contract, other than any such Material Contract that is modified or terminates according to its terms without action by Seller;
(C)    enter into any agreement that, if in existence as of the Execution Date, would be a Material Contract or modify or terminate any such Material Contract;
(D)    let lapse any of Seller’s insurance in force with respect to the Assets as of the Execution Date; provided, however that if any such insurance terminates pursuant to its terms in effect as of the Execution Date, Seller will be obligated to renew or secure a replacement for such insurance only if such renewal or replacement is available on commercially reasonable terms;
(E)    incur any capital expenditures for an individual project or matter in excess of $100,000 (net to the interest of Seller) except in case of emergency or as may otherwise be reasonably required to prevent injury or damage to Persons, property or the environment or except for expenditures that are covered by the AFE’s listed on Schedule 5.11;
(F)    propose or commit to participate in the drilling of any new well or other new operations on the Assets the cost of which (net to Seller’s interest) is in excess of $100,000 in any single instance;
(G)    except with respect to Buyer at Closing, voluntarily relinquish any Seller’s position as operator with respect to the Assets;
(H)    make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, to the extent any such action taken pursuant to this Section 7.1(a)(ii)(H) would increase the amount of Taxes allocated to Buyer pursuant to Section 12.4; or

(I)    authorize or agree to take any of the actions prohibited by any of the foregoing clauses (A) through (H).
Notwithstanding the preceding provisions of this Section 7.1(a), Buyer’s consent shall not be required with respect to any action taken by Seller as required by Law or Order or in case of emergency or as may otherwise be reasonably required to prevent injury or damage to Persons, property or the environment; provided, however, Seller shall provide Buyer written notice of any such action as soon as reasonably practicable thereafter.
(k)    Buyer shall respond to any request for consent pursuant to Section 7.1(a) within five (5) Days following receipt of such request from Seller (or, if applicable, such shorter time period as may be required under the terms of the relevant Contract and indicated in such notice from Seller), and a failure to respond within such time period shall constitute Buyer’s consent to the matter addressed in the applicable notice. Buyer acknowledges that Seller owns undivided interests in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners who are not Affiliates of Seller shall not constitute a breach of the provisions of this Section 7.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.1. Buyer acknowledges that as to those Oil and Gas Properties that are operated by a Person other than Seller or any Affiliate of Seller, the obligations of Seller in this Section 7.1 shall be construed to require that Seller use its commercially reasonable efforts (without being obligated to incur any expense to any Non-Party (other than Seller’s or its Affiliate’s employees) or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating and other applicable agreements and applicable Law.
7.2    Return of Information. Buyer acknowledges that it is bound by the terms of the Confidentiality Agreement as if it were a signatory thereto. If this Agreement terminates, Buyer shall promptly comply with its obligations under the Confidentiality Agreement regarding the return and destruction of Confidential Information.
7.3    Replacement of Insurance, Bonds and Other Credit Support.
(a)    Buyer acknowledges that the various bonds, letters of credit, guarantees and/or cash deposits (collectively, “Security Arrangements”) set forth on Schedule 5.20 have been provided by Seller and/or its Affiliates to Governmental Authorities or Non-Parties to secure the payment and performance of plugging and abandonment obligations and other obligations related to the Assets. To the extent Seller or any of its Affiliates has any obligations pursuant to any such Security Arrangement or has any property that secures the repayment of any amounts advanced pursuant to any such Security Arrangements (collectively, “Seller Obligations”), Buyer shall take such actions as are necessary to cause the Seller Obligations arising under the Security Arrangements set forth on Schedule 5.20 (and such Security Arrangements) to be released and terminated concurrent with the Closing. Notwithstanding the foregoing sentence, Buyer’s responsibility with respect to the Security Arrangements identified in items 1, 2, 5, and 6 on Schedule 5.20 (the “Joint Security Arrangements”) shall be limited to causing that portion of the Security Arrangements to be released, replaced and/or terminated that relate to or affect the Assets or Assumed Liabilities.

Buyer and Seller agree to cooperate with each other to allocate the security and other obligations under such Joint Security Arrangements between Buyer and Seller.  Without limitation of the foregoing, Buyer acknowledges that it or its designated Affiliate must satisfy all obligations under the Acadian Agreements to be deemed Creditworthy (as defined in the Acadian Agreements) prior to the Closing Date and that Buyer’s obligation to release the Security Arrangements expressly includes any letters of credit posted on behalf of Seller in connection with the Acadian Agreements.
(b)    As to any immaterial Security Arrangements not listed on Schedule 5.20 and which relate to or affect the Assets, Buyer shall use its commercially reasonable efforts to take such actions as are necessary to cause the Seller Obligations arising under such Security Arrangements (as well as the underlying Security Arrangement) to be released and terminated or refunded to Seller ninety (90) Days following Seller notifying Buyer of such Seller Obligations or Security Arrangements. To the extent that any Security Arrangements, whether cash or cash-equivalents, are benefiting Buyer post-Closing (as opposed to a Security Arrangement that is merely to be released or terminated with no economic benefit to Buyer), then Buyer shall reimburse Seller within ninety (90) Days following demand for the aggregate amount of such Seller Obligations and thereafter retain the benefit of the applicable Security Arrangement. Nothing in this Section 7.3(b) shall operate to reduce or diminish Buyer’s rights and remedies for any breach by Seller of its representations and warranties in Section 5.20.
(c)    At or prior to Closing, Buyer shall (i) obtain such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation and (ii) deliver to Seller evidence of the insurance, posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, where applicable, operate, the Assets.
7.4    Notifications. Each Party will promptly notify the other Party in writing if such Party obtains Knowledge of any breach, in any material respect, of any covenant, representation or warranty of the other Party contained in this Agreement on or before the Closing Date; provided that the failure of either Party to notify the other Party of its breach of any covenant, representation or warranty prior to the Closing Date shall not affect either Party’s rights under Article 11 following Closing.
7.5    Release of Liens. Prior to or concurrent with the Closing, all liens and security interests (if any) encumbering any of the Assets which secure any debt facilities maintained by Seller or any Affiliate of Seller shall be terminated and released; provided, the preceding provision shall not modify the terms of Section 7.3.
7.6    Consents.
(a)    With respect to each consent set forth on Schedule 5.3, Seller shall send, within five (5) Business Days following the Execution Date, to the holder of such consent a written notice (in forms reasonably acceptable to Buyer) in material compliance with the contractual provisions applicable to such consent seeking such holder’s consent to the transactions contemplated hereby. Prior to Closing, Seller shall use commercially reasonable efforts to procure the consents set forth on Schedule 5.3, and Buyer shall reasonably cooperate with Seller in seeking to obtain such consents, but, in each case, without being obligated to pay any consideration to a Non-Party or waive or release any right or privilege to obtain such consent. Subject to Seller’s compliance with its obligations under this Section 7.6 and without limiting Buyer’s rights under this Agreement for any breach by Seller of Section 5.3, Buyer shall have no Claim against, and Seller shall have no liability for, the failure to obtain any consents.
(b)    If the assignment of an Asset is subject to a consent requirement and (i) the Person holding such consent right is not a Governmental Authority, (ii) the Asset does not contain language to the effect that the lessor or counterparty thereto (as applicable) will have the right to terminate the Asset if an assignment is made without the consent requirement being satisfied, (iii) such consent does not require the payment of consideration in exchange for obtaining such consent and (iv) the failure to obtain such consent would not cause the assignment to Buyer to be void or voidable, then such Asset shall be assigned to Buyer at Closing and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain any such consent.
(c)    If the assignment of an Asset is subject to a consent requirement and (i) the holder of the consent right is a Governmental Authority, (ii) the Asset contains language to the effect that the lessor or counterparty thereto (as applicable) will have the right to terminate the Asset if an assignment is made without the consent requirement being satisfied, (iii) such consent requires the payment of any consideration in exchange for obtaining such consent or (iv) the failure to obtain such consent would cause the assignment to Buyer to be void or voidable, and the required consent is not obtained by the Closing (in such case, a “Consent Agreement”), then such Consent Agreement and any associated Assets located thereon shall be excluded from the Assets to be assigned and sold to Buyer hereunder and the Base Purchase Price shall be reduced by the Allocated Value, if any, of such Excluded Assets. Subject to Buyer’s remedies for Seller’s breach of the representations and warranties in Article 5 or in the Seller Certificate, if prior to Closing either Party discovers any required consents to assign any Asset (including, without limitation, a Consent Agreement) not set forth in Schedule 5.3 or which constitute a Customary Post-Closing Consent, then, notwithstanding that such consent may constitute a Permitted Encumbrance, (i) such Party shall notify the other in writing not later than two (2) Days after such discovery, (ii) Seller shall use commercially reasonable efforts to procure such required consent, and (iii) the provisions of this Section 7.6 shall apply to such required consent.
(d)    If after one hundred eighty (180) Days following the Closing, the required consent has not been obtained for a Consent Agreement, then the Parties shall discuss in good faith what further mutually agreeable actions (if any) will be taken with respect to such Consent Agreement. If during such one hundred eighty (180) Day period the required consent for a Consent Agreement is obtained, then Seller shall notify Buyer and Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, the Consent Agreement and any associated Assets under the terms of this Agreement for a price equal to the Allocated Value of such Consent Agreement and associated Assets by which the Base Purchase Price was previously reduced. To the extent such Consent Agreement has not been included in determining the Adjustments to be made pursuant to Section 2.4 (excluding Section 2.4(b)(vi)), then the Adjustments that are specific to such Consent Agreement shall be calculated and contemporaneous with the payment of such Allocated Value there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.
(e)    Notwithstanding anything to the contrary, the failure to obtain any required consent for the assignment of an Oil and Gas Property from Seller to Buyer shall not constitute a Title Defect.
7.7    Preferential Purchase Rights.
(a)    With respect to each Preferential Purchase Right, Seller shall send, within five (5) Business Days following the Execution Date, to the holder of each such right a written notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.
(b)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of any part of the Assets to which its Preferential Purchase Right applies (in such case, together with any associated Assets, a “Preferential Right Property”), that Preferential Right Property shall be excluded from the transactions hereunder, and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Preferential Right Property. Seller shall be entitled to all proceeds from the holder of a Preferential Purchase Right who exercises its right to purchase a Preferential Right Property prior to Closing. If after the later of (i) ninety (90) Days following Closing or (ii) such time as allowed under the instrument creating the applicable Preferential Right, the holder of such Preferential Right Property fails to consummate the purchase of the Preferential Right Property covered by such right, then Seller shall notify Buyer and Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, the Preferential Right Property under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property. Subject to Buyer’s remedies for Seller’s breach of its representations and warranties in Article 5, if prior to Closing either Party discovers a valid, binding preferential right to purchase an Oil and Gas Property held by a Non-Party that is not set forth in Schedule 5.10, then, notwithstanding that such obligation may constitute a Permitted Encumbrance, (i) such Party shall notify the other in writing not later than two (2) Business Days after such discovery, (ii) Seller shall within two (2) Business Days of the notification send any required notice to the holder of such preferential right, and (iii) the provisions of this Section 7.7 shall apply to such preferential right as if it were a Preferential Purchase Right.
(c)    If, by Closing, a Preferential Purchase Right burdening any Preferential Right Property has not been exercised, the time for exercising such Preferential Purchase Right has not expired and such Preferential Purchase Right has not been waived, then that Preferential Right Property shall be excluded from the transactions hereunder, and the Base Purchase Price shall be reduced by the Allocated Value of such excluded Preferential Right Property. If, following the Closing, the holder of such Preferential Right Property notifies Seller that it intends to consummate the purchase of any part of the Preferential Right Property, then the terms of Section 7.7 (b) shall apply mutatis mutandis. If the time for the exercise of the Preferential Purchase Right with respect to any excluded Preferential Right Property described in this Section 7.7(c) expires following the

Closing without the exercise of such Preferential Purchase Right by the holder thereof or such Preferential Purchase Right is waived, then Seller shall notify Buyer and Buyer shall purchase, on or before ten (10) Business Days following receipt of such notice, such Preferential Right Property from Seller, under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property by which the Base Purchase Price was previously reduced. All Preferential Right Properties for which applicable Preferential Purchase Rights have been waived prior to Closing, or as to which the period to exercise such right has expired prior to Closing without such right being exercised, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.
(d)    To the extent any Preferential Right Property is purchased by Buyer following the Closing pursuant to Section 7.7(b) or (c) and such Preferential Right Property has not been included in determining the Adjustments to be made pursuant to Section 2.4 (excluding Section 2.4(b)(vi)), then the Adjustments that are specific to such Preferential Right Property shall be calculated and contemporaneous with the payment of the Allocated Value for such Preferential Right Property there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.
7.8    Operatorship. Seller shall use reasonable efforts to send notices (in forms reasonably acceptable to Buyer) to all co-working interest owners of the Assets that Seller currently operates on or before seven (7) Days prior to Closing (using last known names and addresses from Seller’s files) indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending Buyer (or, at Buyer’s request, an Affiliate of Buyer designated by Buyer) as successor operator, subject to and in reliance on Buyer’s representations, warranties, covenants and agreements in this Agreement. Seller will, upon Buyer’s request, reasonably assist Buyer in its efforts to succeed Seller as operator of the applicable Assets, but without Seller being obligated to pay any consideration or waive or release any right or privilege as part of such assistance. Buyer acknowledges and agrees that the co-working interest owners may not allow Buyer to succeed Seller as operator and that Seller has made no representation, warranty or other guarantee that Buyer will succeed Seller as operator. Buyer shall promptly, following Closing, file all appropriate forms, and declarations or bonds with Governmental Authorities relative to its assumption of operatorship if Buyer elects to assume operatorship. For all Seller-operated Assets for which Buyer wishes to assume operatorship, Seller, subject to compliance with all applicable operating agreements, shall execute and deliver to Buyer at Closing and Buyer shall promptly file all the appropriate forms with the applicable Governmental Authorities transferring operatorship of such Assets to Buyer. As to those Assets for which Buyer shall become the operator, the Parties shall use commercially reasonable efforts to cause the transfer of operatorship to occur on or promptly after Closing. If Buyer elects not to assume operatorship, Buyer shall lend reasonable assistance to Seller in obtaining the transfer of operatorship to the non-Party assuming operatorship.

7.9    Employment Matters.
(a)    Buyer agrees that, without Seller’s prior written consent and except only as expressly otherwise provided below, until one (1) year after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly solicit for employment or hire any employee or contractor of Seller or any of its Affiliates, except as to the Available Employees, as defined in Section 7.9(b) below; provided that, neither Buyer nor its Affiliates shall be precluded from hiring any such employee or contractor who (i) responds to any advertisement to the public or the industry generally that is not directly or indirectly targeted at employees of the Seller or any of its Affiliates, or (ii) has been terminated (and not rehired) by Seller or any of its Affiliates (but excluding, for avoidance of doubt, any such Available Employee who has received severance from Seller or its Affiliates in connection with such termination). If Buyer or its Affiliates breach their covenant set forth in the preceding sentence, as liquidated damages, Buyer shall, within fifteen (15) Days of the effective date of the hiring of such former employee of Seller or its Affiliates, reimburse Seller for any severance benefits paid by Seller or its Affiliates, as the case may be, to such employee.
(b)    Buyer or its Affiliates, in its and their sole discretion, may make offers of employment to employees of Seller’s or Seller’s Affiliates’ whose identity is communicated in a written notice to Buyer, which notice shall be delivered by Seller to Buyer no later than three (3) Business Days after the Execution Date (“Available Employees”). From and after the date of delivery of such notice, and subject to all contact and communication with such individuals being coordinated through Seller’s human resources department prior to the Closing Date, Buyer may interview such Available Employees during normal business hours and make offers of employment to and hire any such Available Employees as of the Closing Date. With respect to each of the Available Employees hired by Buyer or its Affiliates (each a “Business Employee”), if the employment of such Business Employee is terminated by Buyer or its Affiliates within one (1) year of the Closing Date without cause (as defined in the Severance Plan), Buyer hereby agrees to pay such Business Employee any applicable severance amount to which such Business Employee would have been entitled under the “EP Energy Severance Plan” in effect as of the Closing Date (the “Severance Plan”) if such Business Employee had remained in the employment of Seller (assuming for such purpose that the termination of his/her employment occurred on the Day after the Closing Date). On or before ten (10) Business Days prior to Closing, Seller shall provide written notice to Buyer stating the applicable severance amount to which each Available Employee would be entitled. Buyer or its Affiliates shall not directly or indirectly cause a contractor to hire or retain Available Employees for the benefit of Buyer.
7.10    HSR Act. If applicable, Seller and Buyer shall each in a timely manner make (or cause its applicable Affiliate to make) (a) all required filings, including filings required under the HSR Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated hereby, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.
7.11    Change of Name. As promptly as practicable, but in any case within sixty (60) Days after the Closing Date, Buyer shall (a) eliminate and remove all EP Energy Marks from the Assets and (b) cease using all EP Energy Marks with respect to the Assets or otherwise. Except with respect to such grace period for eliminating existing usage, for the avoidance of doubt, Buyer shall have no right to use any EP Energy Marks.
7.12    Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the conditions to Closing for which it is responsible or of which it otherwise controls). Without limiting the generality of the foregoing, from time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments as may be reasonably requested by the other Party and as are commercially reasonable to be executed in order to more effectively accomplish the purposes of the transactions contemplated by this Agreement, including addressing scrivener’s errors and omissions and those post-Closing actions contemplated by Section 7.6 and Section 7.7. Promptly after Closing, Buyer shall: (a) record the Assignment and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Authorities and Buyer shall provide to Seller copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Authorities; (c) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate (without incurring any expense to any Non-Party, other than Seller’s or its Affiliates’ employees) with Buyer in obtaining such other consents and approvals; and (d) deliver all notices (except to the extent Seller is required to deliver notices hereunder) that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder.
7.13    Records. Following Closing, Seller shall grant Buyer reasonable access (at reasonable times and upon reasonable notice) to the Records in Seller’s or its Affiliates’ possession. Within the later of (i) five (5) Business Days after the expiration or termination of the Transition Services Agreement (except as otherwise provided herein), or (ii) sixty (60) days from Closing Date, Seller shall furnish to Buyer originals (or if originals are unavailable, legible copies) (physical or digital) of the Records that are in Seller’s or its Affiliates’ possession; provided that Seller shall furnish all digital copies of the Records in Seller’s possession to Buyer as soon as reasonably practicable after the Closing Date. If Buyer desires to destroy any Records within the retention period as stated in Section 7.14, Buyer shall notify Seller in writing prior to such destruction and provide Seller the opportunity to take possession of the same at Seller’s sole cost. Notwithstanding the foregoing, Seller shall have no obligation to deliver originals of any Records that are subject to requests or orders from any Governmental Authority not to dispose of such Records.

7.14    Record Retention. Buyer, for the longer of seven (7) years following Closing or the complete abandonment of the property covered by the applicable Records, will (a) retain the Records and (b) provide Seller Group reasonable access to the Records regarding Taxes, Retained Liabilities or any Claims made against Seller Group, upon reasonable prior notice, during normal business hours for review and copying at Seller’s expense.
7.15    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the Buyer’s closing conditions have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.
ARTICLE 8
CONDITIONS PRECEDENT TO CLOSING
8.1    Conditions Precedent to Seller’s Obligation to Close. The obligations of Seller to consummate the sale of the Assets as contemplated by this Agreement are subject to the following conditions precedent and those in Section 8.3 being satisfied or waived in writing by Seller:
(a)    the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) at and as of Closing as though such representations and warranties were made at and as of the Closing;
(b)    Buyer shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Buyer at or prior to Closing; and
(c)    Buyer shall be ready, willing and able to deliver the Closing deliverables set forth in Section 9.3.
8.2    Conditions Precedent to Buyer’s Obligation to Close. The obligations of Buyer to consummate the purchase of the Assets as contemplated by this Agreement are subject to the following conditions precedent and those in Section 8.3 being satisfied or waived in writing by Buyer:
(d)    the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) at and as of Closing as though such representations and warranties were made at and as of Closing (except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty shall be true and correct as of such specified date); provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality qualifiers, including any Material Adverse Effect contained in such representations and warranties) would constitute a Material Adverse Effect;
(e)    Seller shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Seller at or prior to Closing;
(f)    Seller shall have obtained and delivered to Buyer a release of the liens and security interests described in Section 7.5, in form and substance reasonably acceptable to Buyer; and
(g)    Seller shall be ready, willing and able to deliver the Closing deliverables set forth in Section 9.2.
8.3    Condition Precedent to Obligation of Each Party to Close. The obligations of the Parties to consummate the sale and purchase of the Assets as contemplated by this Agreement are subject to the following conditions precedent being satisfied or waived in writing by both Parties:
(a)    there shall be no Legal Proceeding instituted by (i) an unaffiliated Non-Party that is reasonably likely to restrain, enjoin or otherwise prohibit the consummation of all of the transactions contemplated under this Agreement, (ii) a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement, or (iii) an unaffiliated Non-Party or Governmental Authority, as applicable, is seeking substantial damages from a Party in connection with the transactions contemplated hereby;
(b)    all consents and approvals of any Governmental Authority (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and
(c)    the Aggregate Purchase Price Reduction shall not be equal to or have exceeded ten percent (10%) of the Base Purchase Price.
ARTICLE 9
CLOSING
9.1    Closing. Closing shall take place at 10:00 a.m., Houston, Texas time, at the offices of Seller’s counsel, located at 1111 Louisiana 44th Floor, Houston, Texas 77002 on May 3, 2016, subject to the satisfaction or waiver of all of the conditions set forth in Article 9, or such other date as may be mutually agreed to by the Parties (“Closing Date”). Seller shall provide Buyer with wiring instructions designating the account or accounts to which the Closing Amount is to be delivered.

9.2    Obligations of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer, unless waived in writing by Buyer, the following:
(d)    originals of the Assignment executed by Seller, together with all special federal, state and tribal assignment forms as may be required by Law to be executed in connection with the assignment of the Asset; provided that the terms and conditions of the Assignment shall control as to any conflict between the Assignment and any such special assignment forms;
(e)    originals of the Seller Certificate executed by Seller;
(f)    executed originals of the Certificate of Non-Foreign Status;
(g)    executed counterparts of letters-in-lieu of transfer orders covering the relevant Assets;
(h)    originals of the Transition Services Agreement executed by Seller;
(i)    duly endorsed titles to all vehicles set forth on Exhibit A-4;
(j)    an executed joint instruction letter directing the Escrow Agent to pay the Deposit to Seller; and
(k)    an executed statement setting forth the Closing Amount and the adjustments resulting in such amount.
Seller shall take such other actions and deliver such other documents as are contemplated by this Agreement.
9.3    Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller, unless waived in writing by Seller, the following:
(a)    the Closing Amount by wire transfer;
(b)    originals of the Assignment executed by Buyer;
(c)    originals of the Buyer Certificate executed by Buyer;
(d)    executed counterparts of letters-in-lieu of transfer orders covering the relevant Assets;
(e)    originals of the Assumption Agreement executed by Buyer;
(f)    originals of the Transition Services Agreement executed by Buyer;
(g)    an executed joint instruction letter directing the Escrow Agent to pay the Deposit to Seller;

(h)    an executed statement setting forth the Closing Amount and the adjustments resulting in such amount; and
(i)    reasonable evidence substantiating the replacement of the Security Arrangements pursuant to Section 7.3.
Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.
ARTICLE 10
TERMINATION
10.1    Grounds for Termination. Subject to Section 10.2, this Agreement may be terminated (except for the provisions referenced in Section 10.2) at any time prior to Closing upon the occurrence of any one or more of the following:
(l)    by the mutual written agreement of the Parties;
(m)    by either Party, if any Law or Order becomes final and effective that prohibits and makes illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party;
(n)    by either Party, if Closing has not occurred by July 1, 2016 and through no breach of this Agreement by the terminating Party;
(o)    by either Party, upon written notice to the other Party, if the sum of (i) any reduction in value of any Assets by reason of a Casualty Loss net of insurance proceeds for such Casualty Loss actually delivered to Buyer (and net of any other funds delivered to Buyer as reimbursement for such Casualty Loss), (ii) the downward adjustments to the Base Purchase Price for Title Defects and Environmental Defects, and (iii) without duplication, any downward adjustments to the Base Purchase Price for any Assets excluded from the transactions contemplated hereby pursuant to Sections 3.9(d) and 3.17(c), in the aggregate (collectively, the “Aggregate Purchase Price Reduction”), equals or exceeds ten percent (10%) of the Base Purchase Price; provided, if the Parties have not agreed upon the aforesaid downward adjustment in the Base Purchase Price attributable to any Title Defect, Environmental Defect or Casualty Loss, then the downward adjustment asserted by Buyer for such Title Defect, Environmental Defect or Casualty Loss shall be used only for purposes of determining a Party’s right to terminate under this Section 10.1(d) or whether the condition in Section 8.3(c) has been satisfied, and provided further that Buyer has the right to waive, by written notice to Seller, any asserted Title Defect or Environmental Defect and any such waived Title Defects or Environmental Defects shall be disregarded in the calculation of the Aggregate Purchase Price Reduction;
(p)    by Buyer, (i) if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2 or (ii) if all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived, as applicable, and Seller nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Seller shall first be entitled to ten (10) Days’ prior notice and the opportunity to cure, and provided furthermore that Buyer shall not be in breach in any material respect of this Agreement at such time;
(q)    by Seller, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.1 or (ii) if all of the conditions set forth in Section 8.2 and Section 8.3 have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Buyer shall first be entitled to ten (10) Days’ prior notice and the opportunity to cure, and provided furthermore that Seller shall not be in breach in any material respect of this Agreement at such time; or
(r)    by Seller, if Seller has not received a Federal Reference Number confirming that the Deposit has been wired to the Escrow Account on or before 12:00 P.M. CST on Monday, March 21, 2016.
10.2    Effect of Termination. If a Party is entitled to terminate this Agreement in accordance with Section 10.1 then the Party so entitled to terminate this Agreement shall be entitled to the remedy for such Party set forth in Section 2.3, as such Party’s sole and exclusive remedy hereunder. If the Agreement is terminated by a Party pursuant to Section 10.1, then except for the provisions of Section 2.3, Section 3.4(b), Article 4, Section 7.2, the first sentence of Section 7.9(a), this Section 10.2, Section 10.3, Section 11.7 and Article 13 (other than Section 13.2), which provisions shall survive any such termination, the Parties shall have no further liability or obligation hereunder.
10.3    Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the following sentence, the terms of the Confidentiality Agreement, shall remain in full force and effect. If Closing of the transactions contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing) only with respect to Confidential Information covering the Assets.
ARTICLE 11
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
11.1    Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.
11.2    Seller’s Indemnity Obligation. If Closing shall occur, then effective from and after the Closing Date, and subject to the limitations set forth in Section 11.4, Seller shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Buyer Group from and against any and all Claims arising out of, resulting from, or relating to:

(f)    any breach by Seller of Seller’s representations or warranties set forth in this Agreement;
(g)    any breach by Seller of Seller’s covenants set forth in this Agreement; and/or
(h)    the Retained Liabilities.
Seller shall not have any obligation to provide indemnification for any matters to the extent (and then only to the extent) accounted for in the Preliminary Settlement Statement or the Final Settlement Statement.
11.3    Buyer’s Indemnity Obligation. If Closing shall occur, from and after the Closing Date, Buyer shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller Group from and against any and all Claims arising out of, resulting from, or relating to:
(e)    any breach by Buyer of Buyer’s representations or warranties set forth in this Agreement;
(f)    any breach by Buyer of Buyer’s covenants set forth in this Agreement; and/or
(g)    the Assumed Liabilities.
11.4    Claim Periods, Deductible, Threshold, Cap and Materiality Exclusion. Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability for any Claim arising out of or related to its Indemnity Obligations under Section 11.2(a):
(a)    if such Claim has a value of $100,000 or less (“Individual Indemnity Threshold”) (individual Claims below the Individual Indemnity Threshold shall not count towards the Indemnity Deductible Amount); provided that such Individual Indemnity Threshold shall not apply to Claims related to (i) breaches of the Specified Representations and Warranties or (ii) any breach of Section 5.14;
(b)    if such Claim is asserted more than one (1) year after the Closing Date; provided, however, Claims for Seller’s breach of (i) the Specified Representations and Warranties may be asserted within the applicable statute of limitations and (ii) Section 5.14 may be asserted at any time on or prior to the date that is eighteen (18) months from the Closing Date;
(c)    to the extent the aggregate amount of all Claims asserted by Buyer Group do not exceed the Indemnity Deductible Amount, after which point Seller will only have an Indemnity Obligation to the incremental extent of the value of any Claims in excess of the Indemnity Deductible Amount; provided that such Indemnity Deductible Amount shall not apply to Claims related to (i) breaches of the Specified Representations and Warranties or (ii) any breach of Section 5.14; or

(d)    for any Claims to the extent such Claims in the aggregate exceed 20% of the Adjusted Purchase Price, provided, however, Seller’s aggregate liability for Claims related to Seller’s breach of the Specified Representations and Warranties and/or Section 5.14 shall not exceed 100% of the Adjusted Purchase Price.
For the purposes of this Article 11, in determining if there has been a loss resulting from the breach of any representation or warranty hereunder and the amount of the Claims in respect thereof, the representations and warranties shall be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty. Further, Seller’s aggregate liability for Claims under Section 11.2(b) (excluding Seller’s Indemnity Obligations under Section 11.2(c)) shall not exceed 100% of the Adjusted Purchase Price.
11.5    Notice of Claims. If a Claim is asserted against a Person for which a Party may have Indemnity Obligations under this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”). For Indemnity Claims with respect to which the Individual Indemnity Threshold in Section 11.4 applies, an Indemnity Claim shall be deemed to have been made (subject to the provisions of Section 11.4) upon the indemnified Person’s providing an initial Indemnity Claim Notice to the indemnifying Party stating that the Claim underlying the Indemnity Claim could reasonably be expected to exceed the Individual Indemnity Threshold. The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, (a) failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any increase in the cost of the Indemnity Claim resulting from the failure to give notice; and (b) the foregoing shall not extend the time period set forth in Section 11.4 (if applicable to the Claim), but if an Indemnity Claim Notice is given to an indemnifying Party within the applicable time period (if any) with respect to such Claim set forth in Section 11.4, such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 11.4 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.
11.6    Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Non-Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 11.6 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Non-Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects. If any Non-Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Non-Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Non-Party Claim; provided, if the indemnifying Party has assumed the defense of a Non-Party Claim pursuant to this Section 11.6 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. To the extent that the underlying Non-Party Claim meets any applicable per-Claim threshold, if (a) the underlying Non-Party Claim plus all previously asserted underlying Claims have exceeded the Indemnity Deductible Amount, if applicable in the circumstances, and (b) the indemnifying Party elects by written notice to undertake the defense of the Non-Party Claim within thirty (30) Days after receipt of the Indemnity Claim Notice, then (i) the indemnifying Party shall defend the indemnified Person against such Non-Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Non-Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Non-Party Claim, or (B) would restrict such indemnified Person’s ability to conduct its business in the ordinary course, and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim without the indemnifying Party’s prior written consent (not to be unreasonably withheld). If the indemnifying Party has not elected to undertake the defense of a Non-Party Claim, or if the indemnifying Party assumes the defense of a Non-Party Claim pursuant to this Section 11.6 but fails to diligently defend against the Non-Party Claim within thirty (30) Days following any written notice from such indemnified Person asserting such failure, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Non-Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided, the indemnified Person shall not settle such Non-Party Claim without the written consent of the indemnifying Party; provided further, if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such settlement within thirty (30) Days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 11.6, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 11.6, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 11.6 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 11.6.
11.7    Waiver of Certain Damages. NONE OF THE MEMBERS OF THE BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO (AND EACH OF THE PARTIES EXPRESSLY WAIVES AND RELEASES, AND SHALL CAUSE THE MEMBERS OF ITS GROUP TO WAIVE AND RELEASE) SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, REMOTE, SPECULATIVE AND EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS (OTHER THAN LOST PROFITS THAT CONSTITUTE DIRECT DAMAGES AS A MATTER OF LAW) WITH RESPECT TO ANY DISPUTE OR CLAIM ARISING UNDER, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT, CONTRACT OR INSTRUMENT CONTEMPLATED HEREIN OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY APPLICABLE PARTY

SUFFERS SUCH DAMAGES TO A NON-PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.
11.8    Survival of Claims. Notwithstanding the termination of any Claim period set forth in Section 11.4, any Claim properly raised within the applicable time period for such Claim shall survive until such Claim and the Indemnity Obligations with respect thereto are resolved. The Buyer’s covenants and Indemnity Obligations under Section 11.3 shall survive forever.
11.9    Exclusive Remedy. If Closing occurs, absent fraud, the Indemnity Obligations set forth in this Agreement shall be the exclusive remedies of each Party against the other Party for the breach of any representation or warranty or any covenant to be performed prior to Closing set forth in this Agreement.
11.10    Extent of Indemnification. Without limiting the scope of the indemnification, disclaimer, release and assumption obligations set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the Claim or indemnifiable loss giving rise to any such Indemnity Obligation is the result of the sole, partial, active, passive, concurrent or comparative negligence, strict liability, other legal fault or responsibility, or violation of any Law of or by any such indemnified Person, but excluding, in each case, the gross negligence or willful misconduct of such indemnified Person.
ARTICLE 12
TAXES
12.1    Like Kind Exchange. Notwithstanding anything else in this Agreement, each Party shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange. Notwithstanding any other provisions of this agreement, in connection with effectuating a Like-Kind Exchange, each Party shall have the right, at or prior to the Closing Date or any subsequent closing, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37). In the event a Party (in its capacity as an exchanging party, referred to in this Section 12.1 as an “Exchanging Party”) assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 12.1, then such Exchanging Party agrees to notify the other Party in writing of such assignment reasonably in advance of the Closing Date. In addition, should a Party choose to effectuate a Like-Kind Exchange, the Parties agree to use reasonable best efforts to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that (a) the Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange, (b) the Exchanging Party shall effect its Exchange through an assignment of the Assigned Rights to a “qualified intermediary” or to a “qualified exchange accommodation titleholder,” but such assignment shall not release such Exchanging Party from any of its liabilities or obligations under this Agreement and (c) the non-Exchanging Party shall incur no additional unreimbursed costs, expenses, fees or liabilities as a result of or in connection with the exchange requested by the Exchanging Party. Each of Seller and Buyer does hereby and shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the other Party against any and all costs and expenses incurred with respect to furnishing such cooperation. Each of Seller and Purchaser hereby acknowledge and agree that any assignment of this Agreement pursuant to this Section 12.1 shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement. Neither Party, by its consent to a Like-Kind Exchange, shall be responsible in any way for the Exchanging Party’s compliance with such Like-Kind Exchange.
12.2    Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each Party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.
12.3    Tax Returns. Seller shall be responsible for filing Tax Returns for severance, production and similar Asset Taxes which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing. Seller shall file Tax Returns for ad valorem and property Taxes which are required to be filed on or before the Closing Date, provided that Buyer shall be responsible for protesting the ad valorem and property tax valuations with respect to such Tax Returns if Buyer chooses to make such a protest. Buyer shall pay the full year ad valorem and property tax bills and notify Seller of its share pursuant to Section 12.4. Seller will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by applicable law and will provide a copy to Buyer, and Seller shall not file any material Tax election with respect to the Assets without Buyer’s consent.
Buyer shall be responsible for filing Tax Returns for all Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing.
12.4    Proration of Taxes. Seller shall be responsible for all Taxes attributable to the ownership or operation of the Assets for any period or portion thereof ending on or before the Effective Time. Buyer shall be responsible for all Taxes attributable to the ownership or operation of the Assets for any period or portion thereof beginning on or after the Effective Time. Asset Taxes assessed against the Assets with respect to the Tax period in which the Effective Time occurs (“Current Tax Period”), but excluding Asset Taxes which are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between Seller and Buyer as of the Effective Time with (a) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Buyer being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Effective Time) in the Current Tax Period on and after the Effective Time and the denominator of which is the total number of days in the Current Tax Period. Asset Taxes which are based on quantity of or the value of production of Hydrocarbons shall be apportioned between Seller and Buyer based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time. In the event that Buyer or Seller makes any payment for which the other Party is responsible under this Article 12 and such payment has not been taken into account in Section 2.4, such other Party shall reimburse the paying Party promptly but in no event later than ten (10) Days after the presentation of a statement setting forth the amount of reimbursement to which the paying Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.
12.5    Transfer Taxes. Buyer shall be responsible for the payment of all federal, state and local transfer, sales, use, stamp, documentary, gross receipts, registration or other similar Taxes or assessments (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement or any other transaction document. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
12.6    Notices. Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Assets that would not be released at Closing. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation.
12.7    Treatment of Payments. Any payments made to any party pursuant to Article 11 shall constitute an adjustment of the Base Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.
ARTICLE 13
MISCELLANEOUS
13.1    Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same Day such electronic mail is sent), or (c) facsimile transmission. A notice shall be deemed received on the date on which such notice is received by the addressee, if by mail, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt) or if by electronic mail (as evidenced by computer generated confirmation of receipt); provided, if such date is not a Business Day or even if such date is a Business Day, if the time sent is not during normal business hours, then date of receipt shall be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
If to Seller:        EP Energy E&P Company, L.P.,
EP Energy Management, L.L.C. and
Crystal E&P Company, L.L.C.
1001 Louisiana Street
Houston, Texas 77002
Facsimile: 713-997-2920
Attn:    Vice President, Business Development
Email:scott.anderson@epenergy.com

With a copy to:

EP Energy E&P Company, L.P.,
EP Energy Management, L.L.C. and
Crystal E&P Company, L.L.C.
1001 Louisiana Street
Houston, Texas 77002
Facsimile: 713-420-7026
Attn: General Counsel
Email: marguerite.woung-chapman@epenergy.com

If to Buyer:        Covey Park Gas LLC
8401 North Central Expressway, Suite 700
Dallas, Texas 75225
Facsimile: 214-279-5311
Attn: Sherry B. Hodges
Email:    shodges@coveypark.com

With a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Chad M. Smith
Email:    chad.smith@lw.com

13.2    Transaction and Filing Costs. Buyer shall be responsible for recording and filing documents associated with the transfer of the Assets to it and for all costs and fees associated therewith, including filing the Assignment and any other assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings including filings with the appropriate state counties and parishes. Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transactions contemplated hereunder and all costs and fees associated therewith.
13.3    Amendments and Severability. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.
13.4    Successors and Assigns. Except as set forth in this Section 13.4, this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding the foregoing, each of Seller or Buyer may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party to (a) an Affiliate or (b) a Non-Party accommodator or qualified intermediary in connection with any like-kind exchange, as described in Section 12.1; provided, however, that no such assignment shall relieve the other Party of any of its obligations or liabilities under this Agreement.
13.5    Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.
13.6    Governing Law; Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement is governed by the Laws of the State of Texas, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.
(b)    For the avoidance of doubt, the assumption of liabilities and indemnity obligations herein shall be governed by the Laws of the State of Texas, notwithstanding whether any Claim made in connection with such obligations, or agreed limitations thereon, would be enforceable under the Laws of the State where the damages occur or the cause of action arises.
(c)    The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of Texas or any Texas state court sitting in Houston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
(d)    With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, the Parties agree to waive any and all rights to a trial by jury.
13.7    No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.
13.8    Public Announcements. No member of the Seller Group or Buyer Group may issue a public statement or press release with respect to the transactions contemplated hereby (including the price and other terms) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except as required by Law or listing agreement with a national security exchange, and then only after prior consultation with the other Party.
13.9    No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnified Persons (but shall not be obligated to do so).
13.10    Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.
13.11    Schedules. The inclusion of any matter upon any Schedule does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.
13.12    Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

13.13    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement.
13.14    Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof.
13.15    Seller Parties. All duties, covenants, obligations, indemnities, and liabilities hereunder of the entities constituting Seller shall be joint and several.
[signature pages to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.
SELLERS:

EP ENERGY E&P COMPANY, L.P.

By:	EP ENERGY MANAGEMENT, L.L.C., its general partner

By:     /s/ Scott D. Anderson
Name: Scott D. Anderson
Title: Vice President

EP ENERGY MANAGEMENT, L.L.C.

By:     /s/ Scott D. Anderson
Name: Scott D. Anderson
Title: Vice President

CRYSTAL E&P COMPANY, L.L.C.

By:     /s/ Scott D. Anderson

Name: Scott D. Anderson
Title: Vice President

[Seller Signature Page to Purchase and Sale Agreement]

BUYER:

COVEY PARK GAS LLC

By:     /s/ John D. Jacobi
Name: John D. Jacobi
Title: Co-Chief Executive Officer

[Buyer Signature Page to Purchase and Sale Agreement]